UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Aegerion Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person Filing Proxy Statement, if Other than Registrant)

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April 30, 2014

Dear Stockholder:

We are pleased to invite you to attend our 2014 Annual Meeting of Stockholders, or the Annual Meeting. The Annual Meeting will be held on Wednesday, June 25, 2014, at 9:00 a.m., local time, at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142.

Enclosed are the following:

•	Our Notice of Annual Meeting of Stockholders, or the Notice, and proxy statement for 2014;

•	Our 2013 Annual Report; and

•	A proxy card with a return envelope to record your vote.

The Notice lists the matters to be considered at the Annual Meeting, and the proxy statement describes the matters listed in the Notice.

If you were a stockholder of record as of April 28, 2014, you will receive a printed copy of the proxy materials by mail, and you may mark, date, sign, and mail the proxy card in the envelope provided, or vote over the Internet or by telephone. You will find voting instructions in the proxy statement and on the proxy card.

If you held shares as of April 28, 2014 that were not registered in your own name, but rather were registered in the name of a bank, broker or other institution, you will receive a Notice Regarding Internet Availability of Proxy Materials with instructions that you must follow for your shares to be voted.

Your vote at the Annual Meeting is important. Whether or not you plan to attend the Annual Meeting in person, we ask that you vote as soon as possible by proxy so that your shares are represented at the Annual Meeting. We appreciate your participation and your interest in Aegerion.

Sincerely,

/s/ Marc D. Beer
Marc D. Beer Chief Executive Officer

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2014 Annual Meeting of Stockholders of Aegerion Pharmaceuticals, Inc., or the Annual Meeting, will be held on Wednesday, June 25, 2014, at 9:00 a.m., local time, at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142, for the following purposes:

1.	To elect two Class I directors as nominated by our Board of Directors, each to serve a three-year term expiring at the 2017 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

2.	To approve, in an advisory (non-binding) vote, our executive compensation as disclosed in the accompanying proxy statement.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 28, 2014. Only stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

We are mailing printed copies of our proxy materials, including our 2013 Annual Report, to stockholders of record. For stockholders who hold shares in street name through a bank, broker or other institution as of the record date, we will provide access to these materials via the Internet at www.proxyvote.com. Accordingly, on or about May 7, 2014, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials to all stockholders who held shares in street name as of the record date notifying them that, among other things, they can access our proxy materials and request to receive a printed set of proxy materials at www.proxyvote.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Anne Marie Cook
Anne Marie Cook Senior Vice President, General Counsel and Secretary

Dated: April 30, 2014

AEGERION PHARMACEUTICALS, INC.

101 Main Street

Suite 1850

Cambridge, Massachusetts 02142

www.aegerion.com

PROXY STATEMENT—2014 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement contains information about the 2014 Annual Meeting of Stockholders, or the Annual Meeting, of Aegerion Pharmaceuticals, Inc., a Delaware corporation, including any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held on Wednesday, June 25, 2014, at 9:00 a.m., local time, at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142. In this proxy statement, we sometimes refer to Aegerion Pharmaceuticals, Inc. as “Aegerion,” the “Company,” “we,” “us,” or “our.”

This proxy statement contains important information for you to consider when deciding how to vote on the matters for which we are soliciting proxies. Please read it carefully.

Who Can Vote?

Only stockholders of record at the close of business on April 28, 2014, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 29,482,951 shares of our common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Stockholder of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with our transfer agent, Registrar and Transfer Company, then you are a stockholder of record, and you can vote your shares at the Annual Meeting by one of the methods described below in the section entitled “How Do I Vote and When is the Deadline for Voting?”

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you may vote your shares at the Annual Meeting by one of the methods described below in the section entitled “How Do I Vote and When is the Deadline for Voting?”

How Will I Receive Proxy Materials?

Stockholders of Record

On or about May 7, 2014, we will mail proxy materials to your address on the records of Registrar and Transfer Company.

Hold Shares in Street Name

On or about May 7, 2014, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders who held shares in street name. We have posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). You may choose to access our proxy materials on the website referenced in the Notice or may request to receive a printed set of our proxy materials by either writing to our Investor Relations Department, Aegerion Pharmaceuticals, Inc., 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142, or e-mailing Investor Relations at investorrelations@aegerion.com.

What Proposals Will Be Presented at the Annual Meeting and What Are the Voting Recommendations of the Board of Directors?

The proposals that will be presented at the Annual Meeting and our Board of Directors’ voting recommendations are set forth in the table below:

Proposal	Board of Directors’ Voting Recommendation

(1) Elect two Class I directors, as nominated by our Board of Directors, each to serve a three-year term expiring at the 2017 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

For each nominee

(2) Approve, in an advisory (non-binding) vote, our executive compensation.	For the advisory vote on executive compensation

(3) Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.	For ratification

We will also consider any other business that properly comes before the Annual Meeting. We are not currently aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, one of the persons named in the enclosed proxy card will vote the shares in their discretion.

How Do I Vote and When is the Deadline for Voting?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting.

Stockholder of Record

If your shares are registered directly in your name, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Your proxy card must be received on or before June 25, 2014, to be counted.

•	In person at the Annual Meeting. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

•	By telephone. You may vote over the telephone by calling toll-free (855) 668-4183 in the U.S. or Canada and follow the recorded instructions. Please have your proxy card available when you call. Your vote must be received by 3:00 a.m. Eastern Daylight Time on June 25, 2014, to be counted.

•	Over the Internet. You may vote via the Internet by going to http://www.rtcoproxy.com/aegr and follow the on-screen instructions. Please have your proxy card available when you access the webpage. Your vote must be received by 3:00 a.m. Eastern Daylight Time on June 25, 2014, to be counted.

Hold Shares in Street Name

If you hold shares in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. The stockholder of record will provide you with instructions on how to vote your shares. Internet and telephone voting will be offered to stockholders owning shares through most banks and brokers. Additionally, if you would like to vote in person at the Annual Meeting, contact the broker or other nominee who holds your shares to obtain a broker’s proxy card, and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy card from your broker.

How Many Votes Do I Have?

Each share of common stock that you own as of the record date entitles you to one vote on each matter to be voted on at the Annual Meeting.

What If I Return a Proxy Card But Do Not Make Specific Choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the matters as recommended by our Board of Directors.

Will My Shares Be Voted if I Do Not Return My Proxy Card or Vote by the Deadline?

If you are a stockholder of record, your shares will not be voted if you do not vote using one of the methods described in the section above entitled “How Do I Vote and When is the Deadline for Voting?” in advance of the deadline.

If your shares are held in street name, and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote and When is the Deadline for Voting?,” the bank, broker or other nominee may exercise discretionary authority to vote on routine proposals, but may not vote on non-routine proposals. If your bank, broker or nominee votes on a routine proposal, the shares that cannot be voted on non-routine matters by the bank, broker or nominee that holds your shares are called broker non-votes. Broker non-votes will be deemed present at the Annual Meeting for purposes of determining whether a quorum exists for the Annual Meeting.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 (Proposal No. 3) is considered routine under applicable rules. The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2) are considered non-routine under applicable rules.

We encourage you to provide voting instructions to the bank, broker or other nominee that holds your shares. This ensures your shares will be voted at the Annual Meeting in the manner you desire.

May I Revoke My Proxy?

If you give a proxy, you may revoke your proxy at any time before the Annual Meeting in any one of the following ways:

•	signing a new proxy card, and submitting it as instructed above in advance of the deadline;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	attending the Annual Meeting in person and voting in person if you are a stockholder of record (attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it).

What If I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote and When is the Deadline for Voting?” for each account to ensure that all of your shares are voted.

What Vote is Required to Approve Each Proposal?

Proposal No. 1 – the election of directors – requires an affirmative vote of a plurality of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote for or against the proposal.

Proposal No. 2 – the advisory vote on executive compensation – requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote for or against the proposal. This vote is non-binding.

Proposal No. 3 – the ratification of the appointment of our independent registered public accounting firm – requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote for or against the proposal. This vote is non-binding. However, if stockholders fail to ratify the selection of Ernst & Young LLP, the Audit Committee of our Board of Directors, or Audit Committee, will reconsider whether or not to retain the firm for 2014. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during 2014 if it determines that such a change would be in the best interests of the Company and its stockholders.

What is a Quorum and How are Votes Counted?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date are represented at the meeting either in person or by proxy. Your shares will be counted towards the quorum only if a valid proxy or vote is submitted with respect to such shares. Shares represented by abstentions and broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will have no effect on Proposal No. 1 (the election of directors), but will have the effect of a vote against Proposal No. 2 (the advisory vote on executive compensation) and Proposal No. 3 (the ratification of our independent registered public accounting firm). Broker non-votes will not be counted towards the vote total for any proposal.

Who Will Pay the Costs of Soliciting these Proxies, and How Are They Being Solicited?

Proxies are being solicited by the Company. We will pay all of the costs of soliciting the proxies described in this proxy statement. Our directors and employees may solicit proxies on our behalf in person or by telephone, fax or electronic transmission. We will not pay these directors and employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals, and to obtain authority to execute proxies, and reimburse them for their expenses. We also may utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. We have engaged one such third party, The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of expenses that are not expected to exceed $10,000 in the aggregate.

If you choose to access the proxy materials and/or vote on the Internet or telephonically, you are responsible for access charges you may incur.

How Can I Find Out the Results of the Voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Attending the Annual Meeting

The Annual Meeting will be held on Wednesday, June 25, 2014 at 9:00 a.m., local time, at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142. When you arrive at the Annual Meeting location, signs will direct you to the appropriate meeting room. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction provided to you by your bank, broker or other nominee, or other similar evidence of ownership. You are not required to attend the Annual Meeting in order to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 15, 2014 (unless otherwise noted) with respect to:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock as of such date, based on currently available Schedules 13G filed with the Securities and Exchange Commission, or SEC, as may be updated by a Statement of Change of Beneficial Ownership of Securities on Form 4 subsequently filed with the SEC;

•	each of our named executive officers and directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or other securities that are immediately exercisable or exercisable within 60 days after April 15, 2014, although these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock, and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage of ownership is based on 29,482,326 shares of common stock outstanding on April 15, 2014.

Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Aegerion Pharmaceuticals, Inc., 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142.

	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or Greater Stockholders:
T. Rowe Price Associates, Inc. (1)	5,492,700	18.6%
FMR LLC (2)	4,283,396	14.5%
BlackRock, Inc. (3)	2,411,240	8.2%
JPMorgan Chase & Co. (4)	1,768,753	6.0%
Kingdon Capital Management, L.L.C. (5)	1,538,410	5.2%
The Vanguard Group (6)	1,478,151	5.0%
Named Executive Officers and Directors:
Marc Beer (7)	1,246,219	4.1%
Mark Fitzpatrick (8)	146,638	*
Martha Carter (9)	122,946	*
Craig Fraser (10)	83,542	*
Mark Sumeray (10)	91,563	*
Sol J. Barer, Ph.D. (11)	68,375	*
Antonio M. Gotto, Jr., M.D., Ph.D. (12)	42,712	*
David I. Scheer (13)	619,107	2.1%
Sandford D. Smith (10)	25,005	*
Paul G. Thomas (14)	61,229	*
Anne VanLent (10)	—	*
All current executive officers and directors as a group (12 persons) (15)	2,582,647	8.3%

*	Less than 1% of our outstanding common stock.

(1)	The amount shown and the following information are derived from the Schedule 13G/A filed on February 10, 2014 by T. Rowe Price Associates, Inc., or Price Associates, and T. Rowe Price Health Sciences Fund, Inc., reporting beneficial ownership as of December 31, 2013. The shares are owned by various individual and institutional investors as to whom Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities, including T. Rowe Price Health Sciences Fund, Inc. (which owns 1,634,500 shares, representing 5.6% of the shares outstanding). For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.
(2)	The amount shown and the following information are derived from the Schedule 13G/A filed on February 14, 2014 by FMR LLC and affiliated entities, or FMR, reporting beneficial ownership as of December 31, 2013. Of the 4,283,396 shares of common stock beneficially owned, FMR reports sole voting power as to 10,400 shares and sole dispositive power as to 4,283,396 shares. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
(3)	The amount shown and the following information are derived from the Schedule 13G/A filed on January 28, 2014 by BlackRock Inc. and its wholly-owned subsidiaries, BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd. and BlackRock Life Limited, collectively, BlackRock, reporting beneficial ownership as of December 31, 2013. Of the 2,411,240 shares of common stock beneficially owned, BlackRock reports sole voting power as to 2,310,579 shares and sole dispositive power as to 2,411,240 shares. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.
(4)	The amount shown and the following information are derived from the Schedule 13G/A filed on January 16, 2014 by JPMorgan Chase & Co. and its wholly-owned subsidiaries, JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JPMorgan Asset Management (UK) Ltd. and JPMorgan Asset Management (Canada) Inc., collectively, JPMorgan, reporting beneficial ownership as of December 31, 2013. Of the 1,768,753 shares of common stock beneficially owned, JPMorgan reports sole voting power as to 1,706,176 shares and sole dispositive power as to 1,768,699 shares. The address for JPMorgan is 270 Park Avenue, New York, New York 10017.
(5)	The amount shown and the following information are derived from the Schedule 13G filed on February 14, 2014 by Kingdon Capital Management, L.L.C., or Kingdon, and Mark Kingdon, reporting beneficial ownership as of December 31, 2013. Of the 1,538,410 shares of common stock beneficially owned, Kingdon and Mr. Kingdon each report shared voting and dispositive power as to 1,538,410 shares. The address for each of Kingdon and Mr. Kingdon is 152 West 57th Street, 50th Floor, New York, New York 10019.
(6)	The amount shown and the following information are derived from the Schedule 13G filed on February 10, 2014 by The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., collectively, Vanguard, reporting beneficial ownership as of December 31, 2013. Of the 1,478,151 shares of common stock beneficially owned, Vanguard reports sole voting power as to 37,860 shares and sole dispositive power as to 1,441,491 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(7)	Consists of 3,000 shares of common stock held directly, 183,245 shares of common stock held by The Marc D. Beer 2006 Revocable Trust, of which Mr. Beer is the sole beneficiary, 55,861 shares held by a grantor retained annuity trust, 7,156 shares of common stock held indirectly by Mr. Beer in a Roth IRA, 200 shares of common stock owned by Mr. Beer’s son, and 996,757 shares of common stock subject to options exercisable within 60 days of April 15, 2014.
(8)	Consists of 8,350 shares of common stock owned directly, 100 shares of common stock owned by Mr. Fitzpatrick’s daughter, and 138,188 shares of common stock subject to options exercisable within 60 days of April 15, 2014.

(9)	Consists of 1,500 shares of common stock held directly and 121,446 shares of common stock subject to options exercisable within 60 days of April 15, 2014.
(10)	Represents shares of common stock subject to options exercisable within 60 days of April 15, 2014.
(11)	Consists of 19,927 shares of common stock held directly, 9,963 shares of common stock subject to vesting within 60 days of April 15, 2014 pursuant to a restricted stock award, and 38,485 shares of common stock subject to options exercisable within 60 days of April 15, 2014.
(12)	Consists of 13,916 shares of common stock owned directly and 28,796 shares of common stock subject to options exercisable within 60 days of April 15, 2014.
(13)	Consists of 10,000 shares held directly, 587,219 shares of common stock held by Scheer Investment Holdings VII LLC and 21,888 shares of common stock subject to options exercisable within 60 days of April 15, 2014. Mr. Scheer, the Chairman of our Board of Directors, is the managing member of Scheer Investment Holdings VII LLC. Mr. Scheer has sole power to vote all shares. Mr. Scheer disclaims beneficial ownership except to the extent of his proportionate pecuniary interest in the funds. The address for Scheer Investment Holdings VII LLC is 555 Long Wharf Drive, 11th Floor, New Haven, CT 06511.
(14)	Consists of 36,978 shares of common stock held directly and 24,251 shares of common stock subject to options exercisable within 60 days of April 15, 2014.
(15)	In addition to the holdings of the current named executive officers, includes 75,311 shares of common stock subject to options exercisable within 60 days of April 15, 2014 held by Anne Marie Cook, our SVP, General Counsel and Secretary.

BOARD OF DIRECTORS

The authorized size of our Board of Directors is seven, and we currently have seven directors in place. Our Board of Directors is divided into three classes with members of each class serving for staggered three-year terms, as follows:

•	Dr. Barer and Dr. Gotto serve as Class I directors, and their current terms expire at the Annual Meeting. Dr. Barer and Dr. Gotto have each been nominated for re-election at the Annual Meeting. If re-elected at the Annual Meeting, their new terms will expire at our 2017 Annual Meeting of Stockholders.

•	Mr. Smith, Mr. Thomas and Ms. VanLent serve as Class II directors, and their current terms will expire at our 2015 Annual Meeting of Stockholders.

•	Mr. Beer and Mr. Scheer serve as Class III directors, and their current terms will expire at our 2016 Annual Meeting of Stockholders.

Our by-laws provide that any vacancies in our Board of Directors and newly created directorships may be filled only by our Board of Directors, and that the authorized number of directors may be changed only by our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that, as nearly as possible, each class will consist of one-third of the total number of directors. These provisions of our by-laws and the classification of our Board of Directors may have the effect of delaying or preventing changes in the control or management of the Company.

Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, or the Nominating Committee, voted to nominate Dr. Barer and Dr. Gotto for re-election as Class I directors at the Annual Meeting, for a term of three years, to serve until the 2017 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or their earlier resignation or removal. Our Board of Directors has determined that Dr. Barer and Dr. Gotto each possess the requisite skills, personal integrity, business judgment, industry experience and willingness to devote the time and effort necessary to serve as an effective member of our Board of Directors. A description of the background of each nominee, along with other specific experiences, qualifications, attributes or skills that contributed to the Board of Directors’ decision to nominate the nominees, is set forth below, followed immediately by similar disclosure for our existing directors whose terms of office extend beyond the Annual Meeting.

Nominees for Election at the Annual Meeting

Name	Age	Director Class/Year of Term Expiration	Director Since	Position
Sol J. Barer, Ph.D.	67	Class I / 2014	2011	Director
Antonio M. Gotto, Jr., M.D., Ph.D .	78	Class I / 2014	2006	Director

Sol J. Barer, Ph.D. has served as a member of our Board of Directors since May 2011. Dr. Barer is currently the Managing Partner of SJBarer Consulting LLC. He previously served in various positions at Celgene Corporation (a biopharmaceutical company focused on the treatment of cancer and inflammatory diseases), including Chairman and Chief Executive Officer from May 2006 until June 2010, Executive Chairman from June 2010 until December 2010 and Non-Executive Chairman from January 2011 until June 2011. Prior to that, he held several other positions within Celgene, including President and Chief Operating Officer. Dr. Barer joined the Celanese Research Company in 1974 and formed the biotechnology group that was subsequently spun out to form Celgene. Dr. Barer currently serves on the Boards of Directors of Amicus Therapeutics (a biopharmaceutical company focused on the development of novel small molecule drugs for the treatment of genetic diseases), InspireMD, Inc. (a medical device company focused on the development and commercialization of stent system technology), Medgenics (a gene therapy company), RestorGenex (a biopharmaceutical company focusing on dermatology, ocular diseases, and women’s health) and several privately held biotechnology companies. Dr. Barer holds a B.S. degree from Brooklyn College and a Ph.D. degree in Organic Chemistry from Rutgers University. Our Board of Directors believes that Dr. Barer’s qualifications to sit on our Board of Directors include his significant scientific and executive leadership experience in the pharmaceutical industry.

Antonio M. Gotto, Jr., M.D., D.Phil., has served as a member of our Board of Directors since January 2006. Dr. Gotto currently serves as Co-Chairman of the Board of Overseers of the Joan and Sanford I. Weill Medical College of Cornell University and Vice President of Cornell University. From January 1997 to December 2011, Dr. Gotto served as the Stephen and Suzanne Weiss Dean of the Joan and Sanford I. Weill Medical College of Cornell University and Provost for Medical Affairs of Cornell University. Previously, Dr. Gotto served as J.S. Abercrombie Chair of Atherosclerosis and Lipoprotein Research and Chairman and Professor of the Department of Medicine at Baylor College of Medicine and Methodist Hospital. Dr. Gotto currently serves as a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Gotto is also a past president of the International Atherosclerosis Society and a past president of the American Heart Association. Dr. Gotto currently serves on the Board of Directors of Esperion Therapeutics (a biopharmaceutical company focused on the development and commercialization of LDL-C lowering therapies for the treatment of hypercholesterolemia and other cardiometabolic risk markers). Dr. Gotto holds a B.A. degree from Vanderbilt University, a D.Phil. degree in Biochemistry from Oxford University in England, where he was a Rhodes Scholar, and an M.D. degree from Vanderbilt University School of Medicine. He completed his residency training at Massachusetts General Hospital in Boston, Massachusetts. Our Board of Directors believes that Dr. Gotto’s qualifications to sit on our Board of Directors include his extensive experience and expertise in the lipid area.

Directors Whose Terms Do Not Expire This Year

Name	Age	Director Class / Year of Term Expiration	Director Since	Position
Sandford D. Smith	67	Class II / 2015	2012	Director
Paul G. Thomas	58	Class II / 2015	2011	Director
Anne VanLent	66	Class II / 2015	2013	Director
Marc Beer	49	Class III / 2016	2010	Chief Executive Officer
David I. Scheer	61	Class III / 2016	2005	Chairman of the Board

Marc Beer has served as our Chief Executive Officer and a member of our Board of Directors since August 2010. From November 2007 to August 2010, Mr. Beer served as a consultant and member of the boards of directors of a number of life sciences companies. From April 2000 to November 2007, Mr. Beer served as the President and Chief Executive Officer of ViaCell, Inc. (a cellular therapy company). Prior to joining ViaCell, he held marketing and business development roles at Genzyme Corporation (a biopharmaceutical company focused on the treatment of rare diseases), most recently serving as Vice President of Global Marketing. Prior to joining Genzyme, he served as Vice President, Sales and Marketing at Biostar, Inc. and held a variety of sales and marketing roles in the pharmaceutical and diagnostic devices divisions of Abbott Laboratories. Mr. Beer holds a B.S. degree from Miami University (Ohio). Our Board of Directors believes that Mr. Beer’s qualifications to sit on our Board of Directors include his extensive experience in the life sciences industry.

David I. Scheer has served as Chairman of our Board of Directors since the Company’s formation in February 2005. Since 1981, Mr. Scheer has served as President of Scheer & Company, Inc. (a company that provides venture capital, corporate strategic and transactional advisory services in the life sciences industry). Mr. Scheer serves as the Chairman of the Boards of Directors of Tengion, Inc. (a biopharmaceutical company focused on developing neo-organs) and Achillion Pharmaceuticals, Inc. (a biopharmaceutical company focused on the treatment of infectious diseases) and as a director of several privately held companies. Mr. Scheer is also a member of the Advisory Committee to the Harvard Malaria Initiative and the Leadership Council for the Harvard School of Public Health. Mr. Scheer holds an A.B. degree from Harvard College and an M.S. degree in cell, molecular and development biology from Yale University. Our Board of Directors believes that Mr. Scheer’s qualifications to sit on our Board of Directors include his years of experience working with life science companies.

Sandford D. Smith has served as a member of our Board of Directors since January 2012. Mr. Smith is currently a Managing Director of Tullis Health Investors, which manages a family of funds and investments focusing on the healthcare industry. Prior to joining Tullis Health Investors in January 2012, Mr. Smith served from 1996 until 2011 in various senior and executive management positions at Genzyme Corporation, including most recently as Executive Vice President and President, International Group with responsibility for the commercial activities for Genzyme’s products outside of the U.S. Prior to joining Genzyme, Mr. Smith served from 1986 to 1996 as President and Chief Executive Officer and a Director of Repligen Corporation. Mr. Smith previously held a number of positions with Bristol-Myers Squibb Company from 1977 to 1986, including Vice President of Business Development and Strategic Planning for the Pharmaceutical Group. Mr. Smith currently serves as a director of Cytokynetics, Inc. (a biopharmaceutical company) and BioBehavioral Diagnostics Company (a privately held company that manufactures and markets technologies for the diagnosis and management of neurological and psychiatric conditions), and serves as a member of the President’s Advisory Board of Brigham and Women’s Hospital in Boston. During the past five years, Mr. Smith has served as a director of Ariad Pharmaceuticals, Inc. and Nventa Biopharmaceuticals Corporation. Mr. Smith holds a B.S. degree from the University of Denver. Our Board of Directors believes that Mr. Smith’s qualifications to sit on our Board of Directors include his extensive executive experience in the life sciences industry, and in particular his experience in commercializing pharmaceutical products on a global basis, including his successful leadership at Genzyme in leading the launch of new products in various therapeutic categories, including rare diseases, on a global basis.

Paul G. Thomas has served as a member of our Board of Directors since August 2011. Mr. Thomas is the founder of Roka Bioscience, Inc. (a privately held company principally engaged in the development and commercialization of molecular assays for biopharmaceutical processing, food safety and other industrial testing applications), and since September 2009 has served as its Chief Executive Officer. From October 1998 until August 2008, Mr. Thomas served as Chairman, Chief Executive Officer and President of LifeCell Corporation (a publicly traded company that developed and marketed innovative tissue repair products for use in reconstructive, orthopedic and urogynecologic surgical procedures). LifeCell was acquired in 2008 by Kinetic Concepts, Inc. Prior to joining LifeCell, Mr. Thomas was President and Chief Operating Officer of the Pharmaceutical Products Division of Ohmeda Inc. Mr. Thomas is also a member of the Board of Directors of AbioMed, Inc. (a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery). During the past five years, Mr. Thomas has served as a director of Orthovita, Inc. Mr. Thomas holds a B.S. degree in chemistry from St. Michael’s College in Vermont, completed his post-graduate studies in chemistry at the University of Georgia Graduate School of Arts and Science, and received an M.B.A. degree with an emphasis in Marketing and Finance from Columbia University Graduate School of Business. Our Board of Directors believes that Mr. Thomas’s qualifications to sit on our Board of Directors include his extensive executive leadership experience gained over 20 years in the life sciences industry.

Anne VanLent has served as a member of our Board of Directors since April 2013. Ms. VanLent is President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent had been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly traded pharmaceutical company that develops and markets prescription dermatology products, from May 2002 through April 2008. From July 1997 to October 2001, she was the Executive Vice President — Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly-traded biopharmaceutical company. Ms. VanLent currently serves as a director, chair of the audit committee, and member of the nominating and governance committee of Biota Pharmaceuticals, Inc.; a director, chair of the audit committee, and chair of the nominating and governance committee of Ocera Therapeutics, Inc. (formerly Tranzyme Pharma, Inc.); and a director, chair of the audit committee, and member of the compensation committee of Onconova Therapeutics, Inc., each a NASDAQ-listed pharmaceuticals company. During the past five years, Ms. VanLent has served as a director of Integra Life Sciences Holdings, Inc., a NASDAQ-listed medical device company, where she served as chair of the audit committee from 2006 to 2012, and Penwest Pharmaceuticals Co., a NASDAQ-listed pharmaceuticals company, from 1997 until its sale to Endo Pharmaceuticals in 2010, where she served as chair of the audit committee from 2002 until 2010. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Our Board of Directors believes that Ms. VanLent’s qualifications to sit on our Board of Directors include her extensive leadership and finance experience, and her extensive experience serving as a board member, audit committee member and audit committee chair of public companies in the life sciences industry.

There are no family relationships among any of our directors or officers.

Director Independence

Our Board of Directors defines an independent director in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder, or the Exchange Act, and applicable NASDAQ Marketplace Rules, or NASDAQ Rules. As a result, a director will only qualify as an “independent director” if the director meets the objective independence requirements of such laws, regulations and rules, and, in the opinion of our Board of Directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Dr. Barer, Dr. Gotto, Mr. Scheer, Mr. Smith, Mr. Thomas and Ms. VanLent meet these requirements. Mr. Beer, who also serves as our Chief Executive Officer, is not considered independent under applicable NASDAQ Rules.

Board of Directors and Board Committee Meetings and Attendance/Annual Stockholders Meeting

Board of Directors and Board Committee Meetings

Our Board of Directors held nine meetings in 2013.

The following table and accompanying narrative provides information about the membership and meetings of the standing committees of our Board of Directors in 2013.

Committee	Current Members	Number of Meetings in 2013
Audit Committee	Anne VanLent (Chair) Sandford Smith Paul Thomas	14

Compensation Committee	Sol Barer (Chair) David Scheer	11

Nominating and Corporate Governance Committee	Antonio Gotto (Chair) Sol Barer David Scheer	3

All of the members of these committees served on the applicable committees for all of 2013, except that in connection with Ms. VanLent’s appointment to the Board of Directors in April 2013, Ms. VanLent replaced Mr. Thomas as Chair of the Audit Committee and Mr. Scheer stepped down from the Audit Committee. During 2013, each director attended at least 75% of the meetings of our Board of Directors and the committees on which he or she served.

The independent directors meet in executive session without management directors or management present. These sessions take place at the beginning or end of regularly scheduled meetings of the Board of Directors and most scheduled committee meetings. The independent directors met in executive session after each regularly scheduled Board of Directors meeting held during 2013.

Annual Stockholders Meetings

Our policy is to schedule a regular meeting of our Board of Directors on the same date as our annual meeting of stockholders to the extent practicable and, accordingly, directors are encouraged to be present at annual meetings of stockholders. In 2013, Mr. Beer, Mr. Scheer, Mr. Thomas and Ms. VanLent attended our annual meeting of stockholders.

Board of Directors Leadership Structure and Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of our Board of Directors, as disclosed in the descriptions of each of the committees below, but the full Board of Directors has retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. Our Board of Directors believes that full and open communication between management and our Board of Directors is essential for effective risk management and oversight.

We have separated the positions of Chairman of our Board of Directors and Chief Executive Officer as we believe that this allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. We believe that this structure ensures an enhanced role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors.

Stockholder Communications with our Board of Directors

Our Board of Directors has approved a Securityholder Communication Policy that can be found on our website at www.aegerion.com. Pursuant to this policy, stockholders who wish to address questions regarding our business directly with our Board of Directors as a whole, or with any individual director, should direct his or her questions in writing to the attention of the Chairman of our Board of Directors, or an individual director, as the case may be, c/o Aegerion Pharmaceuticals, Inc., 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142. Communications will be distributed to our Board of Directors, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communications.

Corporate Governance Guidelines

Our Board of Directors is committed to effective corporate governance practices. Accordingly, our Board of Directors has adopted Corporate Governance Guidelines, which describe the governance principles and procedures by which our Board of Directors functions. Among other matters, the Corporate Governance Guidelines cover director qualification standards, director responsibilities, board structure, director access to management and independent advisors, director compensation and securityholder communications with our Board of Directors. The Corporate Governance Guidelines are available on the “Corporate Governance” section of our website at www.aegerion.com.

Code of Business Conduct

Our Board of Directors has adopted a global code of business conduct that applies to all of our employees, including our principal executive officer, our principal financial and accounting officer and our directors. The code is posted on the “Corporate Governance” section of our website at www.aegerion.com and will be made available to stockholders without charge, upon request in writing to Secretary, c/o Aegerion Pharmaceuticals, Inc., 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142. We intend to disclose on our website any amendments or waivers to the code that are required to be disclosed by SEC rules.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. Each of these committees operates pursuant to a separate written charter adopted by our Board of Directors. The charters of the Audit Committee, Compensation Committee and Nominating Committee are available on the “Corporate Governance” section of our website at www.aegerion.com.

The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Rules and SEC rules and regulations.

Audit Committee

Mr. Smith, Mr. Thomas and Ms. VanLent currently serve on the Audit Committee, with Ms. VanLent serving as the Audit Committee’s chair. Our Board of Directors has determined that Mr. Smith, Mr. Thomas and Ms. VanLent each qualify as an “audit committee financial expert” for purposes of the Exchange Act.

Our Board of Directors has also determined that each of Ms. VanLent, Mr. Smith and Mr. Thomas is an independent director under the applicable NASDAQ Rules and Rule 10A-3 of the Exchange Act.

The Audit Committee’s responsibilities include, among other things:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services to be provided by our independent registered public accounting firm and the terms of such services;

•	reviewing and discussing our annual and quarterly financial statements and related disclosures with management and the independent registered public accounting firm;

•	coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the Audit Committee report required by SEC rules to be included in this proxy statement.

Compensation Committee

Dr. Barer and Mr. Scheer currently serve on the Compensation Committee of our Board of Directors, or the Compensation Committee, with Dr. Barer serving as the Compensation Committee’s chair. Our Board of Directors has determined that each of Dr. Barer and Mr. Scheer is an independent director under the applicable NASDAQ Rules, a non-employee director under Rule 16b-3 of the Exchange Act and an outside director for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee’s responsibilities include, among other things:

•	annually reviewing and approving, along with our Board of Directors, corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our incentive-based compensation and equity-based plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation; and

•	preparing the Compensation Committee report required by SEC rules to be included in this proxy statement.

Nominating Committee

Dr. Barer, Dr. Gotto and Mr. Scheer currently serve on the Nominating Committee with Dr. Gotto serving as the Nominating Committee’s chair. Our Board of Directors has determined that each of Dr. Barer, Dr. Gotto and Mr. Scheer is an independent director under the applicable NASDAQ Rules. The Nominating Committee’s responsibilities include, among other things:

•	developing and recommending to our Board of Directors criteria for selecting Board of Directors and committee members;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to be appointed to each of its committees;

•	overseeing the Company’s code of business conduct and a set of corporate governance guidelines;

•	overseeing corporate succession planning for our Chief Executive Officer and other executive officers; and

•	overseeing the evaluation of our Board of Directors, its committees and management.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or on our Compensation Committee. None of the members of our Compensation Committee has ever been one of our employees.

Director Nominations and Qualifications

As it becomes necessary to fill one or more seats on our Board of Directors, the Nominating Committee will consider in a timely fashion potential candidates for director who have been recommended by our directors, Chief Executive Officer, other members of senior management or stockholders. The procedures for submitting stockholder nominations are explained under “Stockholder Proposals” elsewhere in this proxy statement. The Nominating Committee may also engage a third-party search firm to identify potential director candidates for its consideration, or use any other source it deems appropriate for identifying candidates for director. To fill the seat on our Board that was eventually filled by Ms. VanLent, the Nominating Committee retained Russells Reynolds Associates, a global executive search firm, to develop a list of candidates who possessed the background, experience, and qualifications to serve on our Board of Directors. A successful search resulted in Ms. VanLent being selected to join our Board of Directors.

The Nominating Committee will meet as often as it deems necessary to narrow the list of potential candidates, review any materials provided in connection with potential candidates and cause appropriate inquiries to be conducted into the backgrounds and qualifications of each candidate. The Nominating Committee recommends to our Board of Directors the candidates that it feels should be nominated for election by the stockholders or named by our Board of Directors to fill a vacancy.

The Nominating Committee evaluates each individual candidate in the context of overall composition and needs of our Board of Directors, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests. The Nominating Committee seeks to achieve a mix of board members representing a diversity of backgrounds and experience. The Nominating Committee must be satisfied that each recommended nominee meets the following minimum qualifications:

•	the nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the nominee shall exhibit high standards of integrity, commitment and independence of thought and judgment, and shall have significant business or professional experience or demonstrated an exceptional understanding of the pharmaceutical and/or lipid-lowering drug therapy industries or other disciplines relevant to the business of the Company;

•	the nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

Finally, in addition to any other standards the Nominating Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Nominating Committee may consider the following factors when selecting and recommending that our Board of Directors select persons for nomination: whether the nominee, if elected, assists in achieving a mix of members that represents a diversity of background and experience and whether the nominee is well regarded in the community. The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating Committee may consider the diversity of background and experience of a director nominee in the context of the overall composition of our Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

Our Board of Directors has adopted a Non-Employee Director Compensation Policy that sets forth the cash payments and other forms of compensation that each non-employee director receives for serving as a member of our Board of Directors and its committees. Mr. Beer, our Chief Executive Officer, does not receive any separate compensation for serving on our Board of Directors. The compensation he earned in his capacity as Chief Executive Officer is included in the Summary Compensation Table found in the “Executive Compensation” section of this proxy statement.

Our Non-Employee Director Compensation Policy is designed to provide a total compensation package for non-employee directors that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors and to align the directors’ interests with the long-term interests of our stockholders.

Cash Compensation

Below is a summary of cash compensation payable to non-employee directors in 2013:

Annual Retainer ($)
Board of Directors
Chairman	70,000
Other Non-Employee Directors	45,000

Audit Committee
Committee Chair	35,000
Committee Members	8,000

Compensation Committee
Committee Chair	35,000
Committee Members	5,000

Nominating Committee
Committee Chair	30,000
Committee Members	4,000

The annual retainers are paid quarterly, in arrears. Upon the resignation or removal of a non-employee director, his or her annual retainers are pro-rated based on the number of calendar days served by such director in the applicable period.

Equity Awards

Under our Non-Employee Director Compensation Policy, the Compensation Committee grants equity awards to non-employee directors as follows:

•	upon initial election or appointment to our Board of Directors, a non-employee director will be granted an award of a nonqualified stock option to purchase a number of shares of common stock to be determined in December of the preceding year equal to $370,000 divided by the Black-Scholes-adjusted 30-day-average stock price; and

•	as a continuing member of the Board of Directors, each non-employee director will be granted an annual award of a nonqualified stock option to purchase a number of shares of common stock to be determined in December of the preceding year equal to $185,000 divided by the Black-Scholes-adjusted 30-day-average stock price.

Except as provided below, so long as the director remains on our Board of Directors, his or her initial option grants will vest in equal annual installments over three years beginning on the first anniversary of the date of grant, and annual option grants will vest in their entirety on the first anniversary of the date of grant.

Director option grants will become immediately exercisable upon the death, disability or retirement of a director or upon a change in control of the Company. Directors will have up to three years following cessation of service as a director to exercise their options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause. All of the foregoing options will be granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors in 2013. We have intentionally omitted columns from this table pertaining to types of compensation not paid to our non-employee directors in 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)
Sol J. Barer, Ph.D. (1)	$84,000	$640,082	(2)	$724,082
Antonio M. Gotto, Jr., M.D., Ph.D. (1)	66,500	640,082	(2)	706,582
David I. Scheer (1)	101,571	640,082	(2)	741,653
Sandford D. Smith (1)	52,000	640,082	(2)	692,082
Paul J. Thomas (1)	70,429	640,082	(2)	710,511
Anne VanLent (1) (3)	33,750	353,240	(4)	386,990

(1)	As of December 31, 2013 , Dr. Sol Barer held 9,963 restricted shares of our common stock, and our non-employee directors held stock options to purchase our common stock as follows:

Director	Total Outstanding Options
Sol J. Barer, Ph.D.	57,469
Antonio M. Gotto, Jr., M.D., Ph.D.	47,780
David I. Scheer	37,542
Sandford D. Smith	39,704
Paul J. Thomas	51,075
Anne VanLent	14,700

(2)	Represents the grant date fair value of the annual option award granted to our non-employee directors, with the exception of Ms. VanLent, on June 26, 2013, the date of our 2013 Annual Meeting of Stockholders, for the purchase of up to 14,700 shares of our common stock at an exercise price of $64.73 per share. The options vest in their entirety on the first anniversary of the grant date. The grant date fair value has been determined using the Black-Scholes option-pricing model in accordance with ASC Topic 718, Compensation – Stock Compensation, or ASC Topic 718. In determining the Black-Scholes value, we used the assumptions described in the notes to the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Ms. VanLent joined the Board of Directors in April 2013 and was appointed the Chair of the Audit Committee.
(4)	Represents the grant date fair value of an option award granted to Ms. VanLent on April 26, 2013 in connection with her appointment to our Board of Directors for the purchase of up to 14,700 shares of our common stock at an exercise price of $37.66 per share. The option award vests in equal one-third annual installments over a period of three years commencing on the first anniversary of the grant date. The grant date fair value has been determined as described in note (2) above.

EXECUTIVE OFFICERS

The following table sets forth the name, ages and positions of our current executive officers as of April 15, 2014:

Name	Age	Position
Marc Beer*	49	Chief Executive Officer
Mark Fitzpatrick	51	Chief Financial Officer
Martha Carter	61	Chief Regulatory Officer and Senior Vice President
Anne Marie Cook	52	Senior Vice President, General Counsel and Secretary
Craig Fraser	49	President, U.S. & International Commercial & Global Manufacturing and Supply Chain
Mark Sumeray	48	Chief Medical Officer

*	Marc Beer is a member of our Board of Directors. Please see “Directors Whose Terms Do Not Expire this Year” under “Board of Directors” of this proxy statement for a brief biography of Mr. Beer.

Mark Fitzpatrick has served as our Chief Financial Officer since May 2011. From July 2007 to May 2011, Mr. Fitzpatrick served as Vice President and Chief Financial Officer of Proteon Therapeutics, Inc. (a privately held biopharmaceutical company engaged in the development of products to treat renal and vascular diseases). From August 2005 to May 2007, Mr. Fitzpatrick was Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of RenaMed Biologics, Inc. Mr. Fitzpatrick previously held Chief Financial Officer positions with Dynogen Pharmaceuticals, Worldstreet Corporation and Diacrin, Inc. Prior to those positions, Mr. Fitzpatrick held various financial management positions with Repligen Corp. and was a senior auditor with Arthur Andersen & Co. Mr. Fitzpatrick holds a B.S. degree from Boston College and a was awarded a CPA certificate from the Commonwealth of Massachusetts in 1987.

Martha Carter has served as our Chief Regulatory Officer and Senior Vice President since February 2011. From January 2011 to February 2011, Ms. Carter served as Senior Vice President and Chief Regulatory Officer at Proteon Therapeutics, Inc. (a privately held biopharmaceutical company), and from September 2006 to December 2010, she served as Senior Vice President, Regulatory Affairs and Quality Assurance, at Proteon. In both roles, Ms. Carter was responsible for Proteon’s worldwide regulatory and quality functions. From September 2002 to April 2006, Ms. Carter was Senior Vice President, Regulatory Affairs, for Trine Pharmaceuticals. Prior to joining Trine, Ms. Carter was Vice President, Regulatory Affairs for GelTex Pharmaceuticals, Inc. Ms. Carter holds a B.A. degree from Northeastern University.

Anne Marie Cook has served as our Senior Vice President, General Counsel and Secretary since December 2011. From December 2008 to December 2011, Ms. Cook was a partner at the law firm Choate Hall & Stewart LLP, where she represented both private and public corporations in the life sciences industry in structuring and negotiating strategic transactions and providing general legal support in connection with the research, development and commercialization of pharmaceutical products. From April 2007 to December 2008, Ms. Cook was a Principal at the law firm Miller Canfield P.L.C. From September 2005 until April 2007, Ms. Cook served as General Counsel and Senior Vice President, Business and Corporate Development, and Secretary of ViaCell, Inc. (a biotechnology company). Prior to joining ViaCell, Ms. Cook spent thirteen years at Biogen Idec Inc., most recently as Vice President, Chief Corporate Counsel. Ms. Cook holds a B.S. degree from Tufts University and a J.D. degree from the University of Notre Dame Law School.

Craig Fraser has served as our President, U.S. Commercial & Global Manufacturing and Supply Chain since September 2012. From October 2011 to September 2012, Mr. Fraser served as our President, U.S. Before joining the Company, Mr. Fraser was Vice President, Global Disease Areas at Pfizer Inc. (a global pharmaceutical company) from November 2009 to August 2011, where he was responsible for the commercial development and global marketing for the Specialty Cardiovascular, Anti-Bacterial, Anti-Fungal,

Gastrointestinal and Anti-Viral disease areas, and managed a portfolio of six products totaling over $3 billion in revenue and multiple new products in development. Prior to joining Pfizer, Mr. Fraser was Vice President and Global Business Manager at Wyeth (a pharmaceutical company) from December 2007 to November 2009, where he led the institutional/infectious disease business. Before that, Mr. Fraser held several commercial positions at Johnson & Johnson, most recently as Vice President, Commercial Operations and Oncology Sales and Marketing. Previously, he was Gastroenterology Franchise lead as well as National Sales Director of the Immunology and Cardiovascular business units at Centocor, a start-up biotech and diagnostic company focused on monoclonal antibody-based technology. Mr. Fraser holds a B.S. degree from Slippery Rock University.

Mark Sumeray has served as our Chief Medical Officer since August 2011. From November 2009 to July 2011, Dr. Sumeray served as Vice President, Cardiovascular/Metabolics U.S. Medical at Bristol-Myers Squibb (a pharmaceutical company). From December 2004 to November 2009, Dr. Sumeray held various positions at The Medicines Company, including Vice President and Business Unit Co-Leader, Vice President, Medical Business Development, and Vice President Clinical Development and Head of Medical Science. From September 2000 to October 2004, Dr. Sumeray served as worldwide Vice President of Clinical Development for the Ethicon Franchise of Johnson & Johnson. Dr. Sumeray holds a B.S. degree, an M.S. degree in surgery and an M.D. degree from the University College London. Dr. Sumeray is a Fellow of the Royal College of Surgeons, or FRCS, in the United Kingdom.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of the compensation philosophy of the Company, our compensation programs, the decisions we made in 2013 under those programs with respect to our named executive officers, and the factors we considered in making those decisions. We also address certain compensation programs we have implemented in 2014 for our named executive officers. This discussion is intended to help our stockholders understand the detailed information provided in the compensation tables included in this proxy statement, and to put that information in the context of our overall compensation program.

Our “named executive officers” for 2013 are:

•	Marc Beer, Chief Executive Officer;

•	Mark Fitzpatrick, Chief Financial Officer;

•	Martha Carter, Chief Regulatory Officer and Senior Vice President;

•	Craig Fraser, President, U.S. Commercial & Global Manufacturing and Supply Chain; and

•	Mark Sumeray, MD, Chief Medical Officer.

Overview of 2013 Company Performance

We achieved strong performance in 2013, which built on our significant accomplishments in 2012. Highlights of our 2013 performance include the following accomplishments:

•	We delivered strong performance and execution in the U.S. against our launch plan for JUXTAPID® (lomitapide) capsules, or JUXTAPID, approved in the U.S. as an adjunct to a low-fat diet and other lipid-lowering treatments, including low-density lipoprotein, or LDL, apheresis where available, to reduce low-density lipoprotein cholesterol, or LDL-C, total cholesterol, apolipoprotein B and non-high-density lipoprotein cholesterol in adults with homozygous familial hypercholesterolemia, or HoFH.

•	We received marketing authorization for lomitapide in the European Union, or the EU, under the brand name LOJUXTA® (lomitapide) hard capsules, or LOJUXTA, as an adjunct treatment to reduce LDL-C in adult HoFH patients.

•	We filed for marketing authorization for lomitapide as a treatment for adult HoFH in several countries outside the U.S. and EU.

•	We generated approximately $48.5 million of revenues from net product sales of JUXTAPID in 2013, our first year of launch.

•	We commenced named patient supply of lomitapide in Brazil and in a limited number of other countries outside the U.S. and the EU where such sales are authorized based on the U.S. or the EU approval.

•	We submitted dossiers to support pricing and reimbursement discussions in key markets in the EU and built our core European team responsible for executing on EU launch-related activities.

•	We successfully built and implemented a robust support program to help patients manage their therapy, and invested significantly in our customer-facing organization to facilitate physician education and efficient patient onboarding.

•	We developed key internal processes and calibrated the JUXTAPID U.S. launch, in order to maximize the potential for growth and our ability to treat HoFH patients.

•	We continued to build our U.S. and international commercial infrastructure, capabilities and processes enabling our U.S. commercial organization to continue to execute strongly in our launch year and our international commercial organization to begin to lay a foundation for identifying HoFH patients and launch readiness.

•	We received orphan drug designation for lomitapide in Japan for the treatment of HoFH and completed a pharmacokinetic/ pharmacodynamic, or PK/PD, study of lomitapide in Japanese patients.

•	We completed a juvenile toxicology study in rodents to ascertain the impact, if any, of lomitapide on growth and development prior to initiating a planned clinical study of lomitapide in pediatric HoFH patients.

•	We maintained disciplined spending that allowed us to achieve our performance goals while at the same time beating our 2013 internal cash use forecast.

In 2012, we had a number of major accomplishments, including the following:

•	We filed a New Drug Application, known as an NDA, with the FDA and a Marketing Authorization Application, known as an MAA, with the European Medicines Agency, or EMA, seeking to market lomitapide in the U.S. and EU as a treatment for HoFH.

•	We presented our data on lomitapide at a meeting of the Endocrinologic and Metabolic Drugs Advisory Committee, or EMDAC, which determined by a vote of 13 to 2 that the safety and efficacy data was sufficient to support the marketing of lomitapide in the U.S. for the treatment of patients with HoFH.

•	In December 2012, the FDA approved JUXTAPID as an adjunct to a low-fat diet and other lipid-lowering treatments, including LDL apheresis where available, to reduce LDL-C, total cholesterol, apolipoprotein B and non-high-density lipoprotein cholesterol in patients with HoFH.

•	We developed a robust manufacturing process for lomitapide, and substantially completed validation batches required for regulatory approval of JUXTAPID in the U.S.

•	We established the U.S. supply chain for JUXTAPID, and made significant process in establishing the supply chain for lomitapide in the EU.

•	We successfully built a sales force and the commercial infrastructure, capabilities, processes and relationships necessary to enable the U.S. commercial organization to execute strongly in 2013 against our launch plan for JUXTAPID.

•	We expanded our international footprint in certain key countries outside the U.S., and commenced building commercial infrastructure or identified distribution resources to be ready to commence named patient supply of lomitapide based on the U.S. approval of JUXTAPID.

Overview of Our Executive Compensation Objectives and Pay-for-Performance Philosophy

Our compensation programs are designed to:

•	attract, retain, and motivate executives with significant industry knowledge and the experience and leadership capability necessary for our corporate success;

•	align incentives for our named executive officers with our short-term and long-term corporate strategies and business objectives and goals; and

•	drive achievement of key strategic performance measures aligned to the long-term interests of our stockholders.

To achieve these objectives, we seek to provide a competitive total compensation package, a substantial portion of which is tied to the achievement of our corporate goals and the executive’s individual performance.

The key elements of the performance-based compensation provided to our named executive officers are our equity program, which includes both annual grants and awards under our Long Term Incentive Program, or LTIP, and our annual cash incentive program. Our equity program, including our LTIP, focuses exclusively on our long-term performance and delivering stockholder value, while our annual cash incentive program focuses on our short-term performance in key areas that are ultimately needed to drive our long-term success. All equity compensation for our named executive officers, including our LTIP, has been delivered in the form of stock options to date. A substantial percentage of the total direct compensation (i.e., base salary, annual cash incentive bonus, and long-term equity incentives) of our named executive officers is delivered as performance-based compensation. Approximately 90% of the total direct compensation paid to our CEO, and approximately 80% of the total direct compensation paid to our other named executive officers, is in the form of performance-based cash and equity compensation. We believe that the emphasis on equity-based compensation and annual cash incentives is consistent with our pay-for-performance philosophy and appropriately balances incentives to achieve long-term delivery of stockholder return with incentives to achieve our annual operating objectives. For 2013, our named executive officers’ total compensation was distributed among the three main elements of our compensation – base salary, annual cash short-term incentive bonus, or STI, and long-term equity incentives, or LTI – as follows:

We establish our target total direct compensation at levels we believe will reward and incentivize value creation for the Company. We targeted our total direct compensation at the 50th percentile in 2012 relative to our peer group and similar companies as shown on the Radford Global Life Sciences Survey. As we began significant growth globally, in order to attract and retain key talent with the experience and capabilities needed, our compensation philosophy evolved in 2013 to target base salaries at the 50th percentile and to target annual cash incentive bonus and the grant date value of equity awards at the 50th to 75th percentile, in each case relative to our peer group and similar companies as shown on the Radford Global Life Sciences Survey, as discussed in more detail below.

Compensation Framework: Policies and Process

Roles of Compensation Committee and Chief Executive Officer in Compensation Decisions

The Compensation Committee oversees our total compensation philosophy, compensation programs, equity incentive programs and benefit plans, and annually reviews and approves all compensation decisions relating to our Chief Executive Officer and all other named executive officers. Our Board of Directors typically reviews and approves the compensation decisions made by the Compensation Committee with respect to Mr. Beer, our Chief Executive Officer. Mr. Beer provides recommendations to the Compensation Committee with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our named executive officers (other than himself) and the other executive officers reporting to him. In making compensation decisions relating to the named executive officers other than Mr. Beer, the Compensation Committee takes into account Mr. Beer’s recommendations. The Compensation Committee, as the ultimate body that approves the compensation of our named executive officers, has the discretion to increase or decrease the amounts of compensation recommended by Mr. Beer. The Compensation Committee also reviews our named executive officers’ base salary increases based on an assessment of the executive’s individual performance and contribution to our corporate performance and achievements, as well as benchmarking data. Annual bonus payments are determined based on actual corporate and individual performance against goals. The size of both annual equity awards and equity awards made under our LTIP for our named executive officers is determined based on each individual’s contribution to our overall corporate achievement, their individual performance, and benchmarking data. All compensation decisions are assessed within the framework of our financial position and general economic conditions.

Competitive Market Data and Use of Compensation Consultant

We use both internal and external benchmarking to assist us in making compensation decisions for our named executive officers. We benchmark annually our target total direct compensation and each primary element of our named executive officers’ compensation – base salary, target annual cash incentive compensation and target long-term equity incentive compensation, including annual and LTIP awards – against a set of peer group companies that the Compensation Committee reviews each year (as described further below) in order to ensure that our compensation programs are within the competitive range of comparable companies, and the Radford Global Life Sciences Survey, which includes public biopharmaceutical companies with between 30 and 300 employees. The Radford Global Life Sciences Survey provides us with data on the compensation of executives at companies within our peer group and at other similar companies. We also benchmark internally to ensure that the target compensation of each of our named executive officers is established equitably and based on their actual, and anticipated future, contributions to the Company’s performance.

Since 2011, the Compensation Committee has engaged Radford, an Aon Hewitt company, as its outside compensation consultant. The Compensation Committee assessed the independence of Radford pursuant to the SEC rules, and has concluded that no conflict of interest exists that would prevent Radford from independently representing the Compensation Committee. Radford was selected and retained by the Compensation Committee to provide advice regarding our executive compensation programs, including:

•	reviewing and making recommendations concerning our executive compensation programs and practices;

•	providing market data and performing benchmarking; and

•	advising the Compensation Committee as to best practices.

In reviewing compensation levels of our named executive officers for 2013, Radford assisted us in an analysis of competitive market data. Data sources included public company proxy statements and the Radford Global Life Sciences Survey, as described above. The benchmarking we obtained from Radford was used to determine our competitive position among similarly-situated companies in the marketplace, and to set our targeted pay at a competitive range relative to our peer group and other similar companies in 2013 for base salary at the 50th percentile, and for target annual cash incentive bonus and equity-based awards at the 50th to 75th percentile in order to enable us to attract and retain top talent. The Compensation Committee sets actual compensation for our named executive officers based on this benchmarking data and the Compensation Committee’s assessment of the role and impact of each executive and his or her individual performance.

On an annual basis, Radford recommends, and the Compensation Committee approves, a group of comparable companies as our peer group. Our peer group for 2013 compensation was approved by the Compensation Committee in October 2012 and our peer group for 2014 compensation was approved by the Compensation Committee in October 2013. Each of these peer groups is listed in the table below. The primary reason for the changes to our peer group from 2013 to 2014 was the evolution of our business profile as we experienced significant global growth as a commercial organization. As a result, the Compensation Committee believed that we should adjust our peer group to include comparable companies with commercial products and market capitalizations closer to our average market capitalization at the time of the 2014 peer group selection.

Both our 2013 and 2014 peer groups were selected on the basis of similarity to the Company at the time of selection based on the following criteria: business comparability, stage of product development, number of employees, market capitalization, financial profile and, to some degree, similarity of product or therapeutic focus.

2013 Peer Group	2014 Peer Group
Alimera Sciences, Inc.	Acorda Therapeutics
Amarin Corporation, plc	Arena Pharmaceuticals
Avanir Pharmaceuticals, Inc.	Ariad Pharmaceuticals
BioSante Pharmaceuticals, Inc.	Auxilium Pharmaceuticals
Chelsea Therapeutics International, Ltd.	Exelixis
Corcept Therapeutics Incorporated	Incyte
Endocyte, Inc.	InterMune
GTx, Inc.	Isis Pharmaceuticals
Halozyme Therapeutics, Inc.	The Medicines Co.
ImmunoGen, Inc.	Medivation
Immunomedics, Inc.	Momenta Pharmaceuticals
Ironwood Pharmaceuticals, Inc.	NPS Pharmaceuticals
Isis Pharmaceuticals, Inc.	Seattle Genetics
Micromet, Inc.	Theravance
Momenta Pharmaceuticals, Inc.
Optimer Pharmaceuticals, Inc.
Savient Pharmaceuticals, Inc.
Spectrum Pharmaceuticals, Inc.
Vical Incorporated

The 2013 peer group was used to establish the 2013 compensation for our Chief Executive Officer and the other named executive officers, as set forth in the Summary Compensation Table immediately following this Compensation Discussion and Analysis section.

Corporate Governance

Our compensation practices emphasize good governance and market practice. To this end:

•	Perquisites: We do not provide pension benefits or other significant perquisites (other than relocation expense reimbursements) to our named executive officers. Instead of pension benefits, we provide our executive officers with the opportunity to accumulate retirement income through participation in our 401(k) plan.

•	Risk Mitigation: We periodically review and consider whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on the Company. In that regard, we have designed our compensation programs in a balanced and diverse manner while also creating appropriate incentives to drive strong performance. As applied to our named executive officers, each component of variable performance-based compensation, both short- and long-term, is subject to a cap or a pre-established target. We also have a global Code of Business Conduct in place to prevent conduct by our named executive officers and other employees that is inconsistent with applicable laws and regulations. Disciplinary measures for violations of the Code of Business Conduct may include a reduction in salary, reduction or elimination of bonuses, termination of employment or restitution. In addition, the stock option agreements that govern stock options granted to named executive officers and other employees provide that the stock options will be immediately forfeited in the event of termination of the individual’s employment “for cause.” The Compensation Committee has concluded that, given these measures, among other factors, our current compensation programs present no risk that is reasonably likely to have a material adverse effect on the Company.

•	Stock Ownership Guidelines: In 2013, we adopted stock ownership guidelines that require our directors to own a number of shares of our common stock at least equal in value to three times the standard annual cash retainer for directors and our Chief Executive Officer to own a number of shares of our common stock at least equal in value to three times his annual base salary, in either case within five years of the date such guidelines were adopted. The primary objective of these guidelines is to align the interests of our directors and Chief Executive Officer with those of our stockholders.

•	Anti-Hedging/Pledging: We do not allow any of our executive officers, including our named executive officers, or our directors, to enter into any hedging-type transactions in our stock or to pledge our stock.

•	Independent Compensation Consultant: As described above, the Compensation Committee engages Radford as an independent advisor on topics related to Board and executive compensation.

Executive Compensation Components

Our executive compensation consists of the following components:

Element		Description		Primary objectives
Base Salary	•	Fixed cash payments paid over the fiscal year	• •	Recognize career experience and individual performance Recognize the role and the scope of the executive’s responsibilities

Short-Term Incentives	•	Performance-based annual cash incentives	•	Promote and reward achievement of the Company’s annual financial and strategic objectives and individual goals

Long-Term Incentives	•	Time- and performance-based stock options	•	Align executive interests with shareholder interests through awards that realize value only if our stock price increases over time

Benefits	• •	Medical, dental, vision, life insurance and short- and long-term disability insurance 401(k) Plan	• •	Provide competitive benefits Provide tax-efficient retirement savings

Severance Benefits	•	Cash and non-cash payments and benefits upon a qualifying termination of employment, including upon or following a change in control	•	Provide a level of protection in the event of an involuntary termination of employment, including in connection with a change in control

Below we discuss each element of our executive compensation, how it fits into our overall executive compensation philosophy, and the amounts of each element of compensation paid to or earned by our named executive officers in 2013.

Although we have not yet adopted any formal guidelines for allocating total compensation between long-term and short-term incentive compensation and between cash and non-cash compensation, or among different forms of non-cash compensation, our compensation programs tie a substantial portion of our named executive officers’ overall compensation to the achievement of both short- and long-term corporate goals and key performance milestones.

2013 Compensation

Our 2013 compensation decisions reflect the performance of our named executive officers in achieving our performance goals in 2012 and 2013, including those set forth above under “Overview of Compensation and Company Performance.”

Base Salary

The Compensation Committee establishes base salary levels and increases with the objective of providing base salaries generally at the 50th percentile relative to our peer group and similarly-situated companies based on the Radford Global Life Sciences Survey. The base salaries of our named executive officers are reviewed annually, and adjusted to reflect individual roles, experience, capability, scope of responsibility, and performance during the year, the impact of the executive’s performance on our overall performance, and the Radford benchmarking data.

The base salaries of our named executive officers during 2012 and 2013 are set forth in the table below.

	2012	2013
Current Officers
Marc Beer	$500,000	$584,200
Mark Fitzpatrick	315,000	350,000
Martha Carter	287,100	320,000
Craig Fraser	309,466	340,000
Mark Sumeray	354,200	380,000

In 2013, the base salary of each named executive officer was increased as follows based on an assessment by the Compensation Committee (and Mr. Beer, in the case of the other named executive officers) of the executive’s performance and the scope and impact of the executive’s role (referred to as the merit increase below) and to reflect market compensation more closely (referred to as the market adjustment below).

•	Mr. Beer’s salary increase from 2012 to 2013 consisted of a 4.1% merit increase and a 12.2% market adjustment. The merit portion of the increase was based on his performance in 2012 in leading the Company to achieve several key 2012 objectives, including those set forth above under “Overview of Compensation and Company Performance.”

•	Mr. Fitzpatrick’s salary increase from 2012 to 2013 consisted of a 3.5% merit increase and a 7.4% market adjustment. The merit portion of the increase was based on his performance in leading the finance department and investor relations, and leading the completion of public offerings in 2012 and in January 2013.

•	Ms. Carter’s salary increase from 2012 to 2013 consisted of a 4.49% merit increase and a 6.7% market adjustment. The merit portion of the increase was based on her performance in 2012 in leading our regulatory team in the filing of our NDA with the FDA and our MAA with the EMA, seeking to market lomitapide in the U.S. and EU as a treatment for HoFH, and the first-cycle approval of our NDA by the FDA; her significant preparation for and critical contributions to our successful EMDAC meeting; and her development of our regulatory strategy in Japan and critical contributions to our interactions with the Pharmaceuticals and Medical Devices Agency.

•	Mr. Fraser’s salary increase from 2012 to 2013 consisted of a 3.5% merit increase and a 1.1% market adjustment. The merit portion of the increase was based on his performance in 2012 in leading and growing our U.S. Commercial organization, successfully preparing for the launch of JUXTAPID in the U.S., leading the effort to develop a robust manufacturing process for lomitapide, and to complete validation batches, and leading the effort to develop the U.S. and international supply chain for lomitapide. Mr. Fraser also received a salary increase from $300,000 to $325,000 in September 2012 in connection with a promotion.

•	Dr. Sumeray’s salary increase from 2012 to 2013 consisted of a 4.1% merit increase and a 3.1% market adjustment. The merit portion of the increase was based on his performance in 2012 in leading and building our clinical development and medical departments, working to progress our pediatric and Japan development programs for lomitapide in HoFH, and making critical contributions to our EMDAC meeting, the marketing approval of JUXTAPID in the U.S. and progressing our MAA filing.

Performance-Based Short-Term Incentive Compensation

The Compensation Committee has the authority to award annual performance-based cash bonuses to our named executive officers. The target cash bonus percentages for the named executive officers in 2013, as a percentage of base salary, were as follows:

•	Mr. Beer – 65%

•	Mr. Fitzpatrick – 40%

•	Ms. Carter – 35%

•	Mr. Fraser – 40%

•	Dr. Sumeray – 40%

The actual bonus awards are determined based on the level of achievement against annual corporate and individual goals. Payments are made in cash. The corporate goals are set by our Board of Directors as guided by the Compensation Committee. The Compensation Committee has the discretion to award cash bonuses that are greater than or less than a named executive officer’s target bonus amount, depending on the level of achievement of corporate or individual performance goals. The maximum payout level under the corporate goals is 150% of target.

The bonus payments made to our named executive officers for 2013 were based on the achievement of corporate and individual goals, with 80% of the bonus tied to achievement of corporate goals and 20% tied to achievement of individual goals, except for Marc Beer, our Chief Executive Officer, whose bonus is tied 100% to achievement of corporate goals.

Our approved 2013 corporate goals consisted of:

Corporate Goals	Weight	Actual Performance	% Earned
Achieve our commercial goals for HoFH patients on lomitapide globally	40%	Overachieved	60%
Achieve 2013 revenue of >$23 million and year-end cash balance of >$10 million	20%	Overachieved	40%
Obtain regulatory approval in the EU for lomitapide as an adjunct treatment for HoFH and file for marketing authorization for lomitapide as a treatment for HoFH in other countries outside the U.S. and EU	15%	Overachieved	25%
Complete enrollment of our lomitapide PK/PD study in Japanese patients and initiate our phase 3 trial in Japanese HoFH patients	10%	Achieved	10%
Execute our supply chain targets for shipments globally and develop a second source supply strategy	10%	Achieved	10%
Define Aegerion’s values and organizational growth strategy	5%	Achieved	5%

Total	—	—	150%

In determining our corporate performance score each year, the Compensation Committee may also elect to consider our overall performance in addition to our level of achievement against approved corporate performance goals for the relevant year. The Compensation Committee determined our corporate performance score of 150% for 2013 based solely on the Compensation Committee’s assessment of our level of achievement against our approved 2013 corporate performance goals set forth above.

As noted above, 20% of the performance bonus of each named executive officer, other than Mr. Beer, is measured by reference to achievement of individual performance goals. The Compensation Committee, however, concluded that in 2013 each of these named executive officers fully met or exceeded their individual performance goals. The individual performance goals in 2013 for each of the named executive officers, other than Mr. Beer, and the weight attributed to each goal, are described below:

Other NEO	Summary of 2013 Individual Goals		Weight
Mark Fitzpatrick	•	Attract new top tier equity investors	20%
	•	Successfully close on additional equity financing	20%
	•	Ensure that the Company achieves its 2013 financial guidance ($15-$25M net product sales)	20%
	•	Drive a 3-year planning process which produces a Board-of-Directors-approved roadmap for the future growth of the organization and drives solid financial decision making, ensure that the financial function continues to drive supply chain efforts and executes upon the global launch of lomitapide and that the Company meets the financial reporting obligations of the SEC in a Sarbanes Oxley-compliant and deficiency-free fashion	20%
	•	Deploy effective, Sarbanes Oxley-compliant, IT systems worldwide to support the ongoing global commercial launch of lomitapide and regulatory requirements of the organization	20%

Martha Carter	•	Obtain approval of MAA in first half of 2013	30%
	•	Regulatory component of market access to be in place for Europe (~10 countries)	15%
	•	File marketing applications in 4 new countries in 2013	20%
	•	Obtain approval of New Drug Submission in Canada	10%
	•	Ensure quality and regulatory compliance systems are in place to support U.S. commercial launch (first quarter 2013) and global launch (second half 2013)	15%
	•	Support lomitapide development in Japan	5%
	•	Enable initiation of pediatric HoFH study in 2013	5%

Craig Fraser	•	Achieve revenue and HoFH patient goals in the US	25%
	•	Establish customer care program and drive patient advocacy in the U.S.	15%
	•	Support launch of lomitapide in international markets; establish/marketing strategy and governance of the brand	15%
	•	Execute successful drug product validation campaign; establish and begin execution on drug substance second source strategy	15%
	•	Evolve project management function globally	15%
	•	Build international commercialization capabilities and teams in 4 countries; strengthen global marketing, access teams and capabilities	15%

Mark Sumeray	•	Lead global medical affairs function to support commercialization of lomitapide	20%
	•	Lead clinical function: complete Japanese PK/PD study; establish pediatric program to enable start of pediatric HoFH trial; initiate lomitapide drug-drug interaction studies	20%

Other NEO	Summary of 2013 Individual Goals		Weight
	•	Lead clinical and scientific strategy in discussions with Committee for Medicinal Products for Human Use (first quarter 2013); ensure successful Scientific Advisory Group and oral explanation culminating in EU approval (mid-2013); lead interactions with Pharmaceuticals and Medical Devices Agency, Health Canada and other international regulatory agencies, as appropriate (end 2013)	50%
	•	Assess new business opportunities	10%

Based on the corporate goal score of 150% and, except for Mr. Beer, the level of achievement against individual goals, the Compensation Committee awarded cash bonuses for 2013 to the named executive officers, as follows:

•	Mr. Beer – $569,595 (97.5% of 2013 base salary)

•	Mr. Fitzpatrick – $203,000 (58% of 2013 base salary)

•	Ms. Carter – $168,000 (52.5% of 2013 base salary)

•	Mr. Fraser – $306,000 (90% of 2013 base salary)

•	Dr. Sumeray – $220,400 (58% of 2013 base salary)

Long-Term Incentives (Stock Options)

We have a broad-based equity compensation program designed to reward and motivate our employees, including our named executive officers. Equity awards help align the interests of our named executive officers and other employees with the long-term interests of our stockholders, and provide an opportunity for employees to acquire ownership in the Company.

New Hire and Annual Awards

Each of our named executive officers received stock options in connection with his or her hire and upon promotion, as applicable. Our named executive officers are also eligible to receive annual stock option grants in an amount commensurate with individual and corporate performance and with the grant date value benchmarked at the 50th to 75th percentile relative to our peer group and similar companies as shown on the Radford Global Life Sciences Survey. These stock option awards provide our named executive officers with the right to purchase shares of our common stock at a fixed exercise price, subject to continued employment with our Company. Stock options granted prior to October 2013 generally vest over four years in equal monthly installments commencing immediately after the date of grant. In October 2013, we revised the vesting schedule for stock option grants to new hires and for annual grants to existing employees to provide that stock options granted on or after October 1, 2013 generally vest as to 25% of the options on the first anniversary of the grant date and vest in equally monthly installments as to the remaining shares until fully vested. Performance-based stock option awards generally vest immediately after the achievement of specific milestone events. We consider time-vesting stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant.

Performance-Based Long-Term Incentive Plan

In 2012, we implemented the LTIP to align the focus of our executive team with the interests of our stockholders in achieving long-term value by providing incentive awards based on achievement of long term, pre-established corporate milestones and goals. The LTIP complements our annual cash compensation program and annual stock option grants by ensuring our executives remain focused on delivering long-term value and achieving established performance goals when making key decisions. The program is also designed to assist in retaining key executives critical to our long-term success. The LTIP, and the awards made pursuant to it, are subject to the terms of our 2010 Stock Option and Incentive Plan, or 2010 Option Plan. Each performance cycle under the LTIP is three years. The options granted in the 2012 – 2014 performance cycle will vest at the end of such cycle if the performance goals are obtained, and the options granted in the 2013 – 2015 performance cycle will vest as to the number of shares of stock, if any, that corresponds to the Company’s level of achievement against the performance goals applicable to such cycle. As of December 31, 2013, we had granted awards for the 2012 – 2014 and 2013 – 2015 performance cycles. The performance cycle awards for each cycle consist of stock options granted at the commencement of the relevant plan cycle that will vest upon the achievement of the performance goals specified in each LTIP award. The performance goals for the LTIP awards that cover 2012 through 2014 consist of cumulative net revenues, average market capitalization and regulatory approvals of lomitapide. The performance goals for the LTIP awards that cover 2013 through 2015 consist of net revenues, average market capitalization, the number of revenue-generating countries in 2015 and clinical development of lomitapide. These specific goals were chosen due to their impact on our profitability and our ability to obtain regulatory approvals for lomitapide in additional key markets.

The Compensation Committee establishes, selects and determines the program participants, the three-year performance goals and the type and amount of the incentive award tied to the performance goals. Our Chief Executive Officer and all executives who directly report to our Chief Executive Officer, including our named executive officers, participate in the program, and the Compensation Committee may also include other executives or members of senior management whose role or achievement in key areas is critical to ensure delivery of stockholder value. The level of achievement of our performance-based awards, including performance-based options, will be determined by an objective formula meeting the requirements of the LTIP Plan and consistent with the 2010 Option Plan. In the event of a sale event as defined in the 2010 Option Plan, the vesting of performance-based options/shares held by our named executive officers will be treated like all other equity awards in accordance with the terms of their respective employment agreements, the 2010 Option Plan, or other award documents, but may also be accelerated at the discretion of the Compensation Committee.

Long-Term Incentive Award Determinations

In making grant decisions relating to our named executive officers, the Compensation Committee utilizes competitive market data provided by Radford to target a grant date value at the 50th to 75th percentile relative to our peer group and similar companies as shown on the Radford Global Life Sciences Survey for the executive’s position and also considers the executive’s level and scope of responsibility and potential contribution to the advancement of our corporate objectives. Typically, larger awards have been made to the named executive officers with the roles and responsibilities that are more likely to build long-term stockholder value through their potential to contribute to our growth and to help us achieve key milestones.

In 2013, the Compensation Committee made the following option grants to our named executive officers:

•	Mr. Beer – an annual grant of options to purchase 105,000 shares of our common stock and an LTIP award of options to purchase 157,500 shares of our common stock.

•	Mr. Fitzpatrick – an annual grant of options to purchase 27,500 shares of our common stock and an LTIP award of options to purchase 30,000 shares of our common stock.

•	Ms. Carter – an annual grant of options to purchase 20,000 shares of our common stock and an LTIP award of options to purchase 25,000 shares of our common stock.

•	Mr. Fraser – an annual grant of options to purchase 27,500 shares of our common stock and an LTIP award of options to purchase 30,000 shares of our common stock.

•	Dr. Sumeray – an annual grant of options to purchase 27,500 shares of our common stock and an LTIP award of options to purchase 30,000 shares of our common stock. Dr. Sumeray was also granted 41,875 options that will vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients.

Equity Grant Approvals/Timing

All grants to our named executive officers must be approved by the Compensation Committee. The Compensation Committee has delegated authority to our Chief Executive Officer to grant stock options to employees other than executive officers based on a budget and guidelines approved by the Compensation Committee and consistent with our overall compensation philosophy. All stock options are awarded with an exercise price equal to fair market value of a share of common stock on the date of grant calculated based on the closing market price of our common stock on such date. The grant date of equity awards will typically be determined on a regularly scheduled basis, as follows:

•	grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made on the first trading day of the month following the later of (1) the employee’s hire date or promotion date or, as applicable, and (2) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be approved, if at all, on an annual basis in the first quarter of the year and will typically be made on the first trading day of April of each such year.

See “Potential Payments upon Termination or Change-in-Control” for a discussion of the change-in-control provisions related to stock options held by our named executive officers.

Other Compensation

Broad-based benefit programs. We currently maintain broad-based benefits and perquisites that are provided to all full-time employees, including our named executive officers, including health insurance, life and disability insurance, dental and vision insurance and a 401(k) plan.

Our 401(k) plan is intended to qualify under Section 401 of the Code. Our 401(k) plan permits employees to make contributions up to the statutory limit. We have the discretion to match up to 50% of the first 6% of gross wages that an employee contributes, resulting in a maximum match by us that totals up to 3% of an employee’s gross wages (as further limited by statutorily defined annual compensation limits). We did match employee contributions in 2013.

Certain personal benefits. We generally provide relocation, commuting and related benefits to our named executive officers who do not live in the Cambridge, Massachusetts area when they are hired.

Pursuant to his employment agreement, we provided Dr. Sumeray with a housing allowance towards the rental of an apartment in the Cambridge, Massachusetts area and to offset his associated tax liability related to such housing allowance. The amount of this allowance, including the cost to offset the associated tax liability, was $5,145 per month. We also agreed to reimburse Dr. Sumeray for his reimbursable travel expenses directly related to his commuting to our Cambridge offices and to offset his associated tax liability up to a maximum of 40% of the aggregate amount of such expenses, on a quarterly basis. We agreed to provide these benefits through December 31, 2013 and, after that, to cover reasonable expenses related to his relocation to Cambridge.

Severance and change-in-control payments/benefits. As discussed below in “Employment Agreements and Severance Agreements with Named Executive Officers” and in “Potential Payments Upon Termination or Change-in-Control,” we have agreements with our named executive officers providing certain severance benefits to them upon termination of their employment or in connection with a change in control of the Company, including the acceleration of vesting of then outstanding unvested equity awards. Our goal in providing severance and change in control benefits is to offer sufficient protection such that a named executive officer will devote his or her full time and attention to the requirements of the business rather than to the potential implications for his or her position. We prefer to have certainty regarding the potential severance amounts payable to our named executive officers under certain circumstances, rather than negotiating severance at the time that a named executive officer’s employment terminates. We have also determined that accelerated vesting provisions in connection with a termination following a change in control are appropriate because such provisions will encourage our executives holding unvested equity awards, including our named executive officers, to stay focused on their responsibilities in such circumstances, rather than be distracted by the potential implications for them of the change in control.

Say-on-Pay Consideration

We provide our stockholders with the opportunity to cast an advisory vote, once every three years, to approve the compensation of our named executive officers (commonly referred to as “Say-on-Pay”). The last such advisory Say-on-Pay vote took place at our annual meeting of stockholders held in June 2011, at which a substantial majority (96.2%) of the votes cast on the proposal at that meeting voted in favor of approving the overall compensation of our named executive officers and our compensation philosophy, policies and practices. The Compensation Committee believes the results of that advisory Say-on-Pay vote affirm stockholders’ support of our approach to executive compensation, and we have not implemented any changes as a direct result of the vote. The Compensation Committee continues to review, assess and adjust our named executive officers’ compensation on a regular basis to best position the Company to achieve its compensation objectives. We expect that the Compensation Committee will continue to consider the outcome of advisory votes on executive compensation, including this year’s vote, when making future compensation decisions with respect to our named executive officers.

Section 162(m) of the Internal Revenue Code and Accounting Considerations

We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, to maintain flexibility to compensate our named executive officers in a manner designed to promote our long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

Section 162(m) of the Code limits to $1 million the amount a company may deduct for compensation paid to its chief executive officer and any of its other three named executive officers (excluding the chief financial officer). This limitation does not, however, apply to compensation meeting the definition of “qualifying performance-based compensation.” The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Compensation Committee may pay or provide, and has paid or provided, compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m). The stock options granted to our named executive officers were intended to be tax-deductible compensation under Section 162(m). Our annual cash incentive awards, as currently structured, are not considered performance-based for purposes of Section 162(m). Therefore, the value of those bonuses, in combination with the amount of salary and certain other elements of compensation, in excess of $1 million paid to our Chief Executive Officer or any of our three highest paid executive officers, other than our Chief Executive Officer and our Chief Financial Officer, is not tax deductible by us.

The Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for 2013.

By the Compensation Committee of the Board of Directors of Aegerion Pharmaceuticals, Inc.

Sol J. Barer, Ph.D., Chairman

David I. Scheer

This report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Executive Compensation Tables

Summary Compensation

The information included in the Summary Compensation Table below reflects compensation earned, if applicable, during each of the last three years by our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)(3)	All Other Compensation ($)		Total Compensation ($)
Current Officers
Marc Beer	2013	$584,200	$—		$5,875,091	$569,595	$7,650	(4)	$7,036,536
	2012	500,000	—		2,439,286	325,000	7,500	(4)	3,271,786
	2011	450,000	—		1,479,015	202,500	—		2,131,515
Mark Fitzpatrick (5)	2013	350,000	—		1,327,839	203,000	7,650	(4)	1,888,489
	2012	315,000	—		754,507	142,223	7,500	(4)	1,219,230
	2011	173,269	25,000	(6)	2,834,867	49,860	—		3,082,996
Martha Carter (7)	2013	320,000	—		1,025,343	168,000	7,650	(4)	1,520,993
	2012	287,100	14,355	(8)	754,507	115,414	4,790	(4)	1,176,166
	2011	243,269	—		1,683,062	75,945	—		2,002,276
Craig Fraser (9)	2013	340,000			1,327,839	306,000	5,928	(4)	1,979,797
	2012	309,466	60,000	(10)	781,579	125,775	7,306	(4)	1,284,126
	2011	57,692	—		940,000	—	—		997,962
Mark Sumeray (11)	2013	380,000	—		2,391,457	220,400	81,150	(12)	3,073,007
	2012	354,200	—		754,507	142,388	104,092	(13)	1,355,187
	2011	141,346	60,000	(14)	1,711,996	38,376	46,416	(15)	1,998,134

(1)	Bonus and non-equity incentive compensation amounts are for performance in the applicable year, whether or not paid in the year the compensation was earned based on such performance.
(2)	Represents the grant date fair value of each named executive officer’s stock option award using the Black-Scholes option-pricing model in accordance with ASC Topic 718. In determining the Black-Scholes value, we used the assumptions described in the notes to the consolidated audited financial statements in our Annual Report on Form 10-K for each of the covered fiscal years. The grant date values of LTIP awards have been determined assuming the highest level of performance conditions associated with such awards will be achieved. The 2013 option awards underlying the corresponding 2013 dollar amounts for each named executive officer consist of:
•	For Mr. Beer: An LTIP award of options to purchase up to 157,500 shares of common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, and an annual grant of options to purchase up to 105,000 shares of common stock that vests in equal monthly installments over four years.
•	For Mr. Fitzpatrick: An LTIP award of options to purchase up to 30,000 shares of common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, and an annual grant of options to purchase up to 27,500 shares of common stock that vests in equal monthly installments over four years.
•	For Ms. Carter: An LTIP award of options to purchase shares up to 25,000 common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, an annual grant of options to purchase up to 20,000 shares of common stock that vests in equal monthly installments over four years.

•	For Mr. Fraser: An LTIP award of options to purchase up to 30,000 shares of common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, and an annual grant of options to purchase up to 27,500 shares of common stock that vests in equal monthly installments over four years.
•	For Dr. Sumeray: An LTIP award of options to purchase shares up to 30,000 common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, an annual grant of options to purchase up to 27,500 shares of common stock that vests in equal monthly installments over four years, and an additional grant of options to purchase 41,875 shares of common stock that vests in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients.
(3)	2013 amounts represent cash bonus payments paid in 2014 for performance in 2013; 2012 amounts represent cash bonus payments paid in 2013 for performance in 2012; 2011 amounts represent cash bonus payments paid in 2012 for performance in 2011.
(4)	Represents a 401(k) matching contribution made with respect to the relevant fiscal year.
(5)	Mr. Fitzpatrick joined us as Chief Financial Officer in May 2011.
(6)	Represents a one-time signing bonus paid to Mr. Fitzpatrick in accordance with his employment agreement.
(7)	Ms. Carter joined us as Chief Regulatory Officer and Senior Vice President in February 2011.
(8)	Represents a one-time bonus paid to Ms. Carter upon receiving FDA approval of lomitapide in the U.S.
(9)	Mr. Fraser joined us as President, U.S. in November 2011, and was promoted to President, U.S. & International Commercial & Global Manufacturing and Supply Chain in September 2012.
(10)	Represents a one-time signing bonus paid to Mr. Fraser in accordance with his employment agreement.
(11)	Dr. Sumeray joined us as Chief Medical Officer in August 2011.
(12)	Represents amounts paid or reimbursed to Dr. Sumeray in connection with his housing expenses ($73,500) and 401(k) matching contributions ($7,650).
(13)	Represents amounts paid or reimbursed to Dr. Sumeray in connection with his housing expenses ($73,500); gross-up payments to cover taxes on the housing reimbursement ($23,092), in accordance with his employment agreement; and 401(k) matching contributions ($7,500).
(14)	Represents a one-time signing bonus paid to Dr. Sumeray in accordance with his employment agreement.
(15)	Represents amounts paid or reimbursed to Dr. Sumeray in connection with his housing expenses ($14,700); gross-up payments to cover taxes on the housing reimbursement ($5,800); and amounts paid in connection with commuting and relocation expenses ($25,916), in accordance with his employment agreement.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to awards under our non-equity and equity incentive plans made to our named executive officers during 2013.

Name	Grant Date			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (4)
			Threshold ($) (1)	Target ($) (2)	Maximum ($) (3)	Target (#)
Current Officers
Marc Beer			303,784	379,730	569,595
	2/1/13	(5)				157,500	—	27.83	2,952,258
	4/1/13	(6)		—		—	105,000	39.02	2,922,833
Mark Fitzpatrick			112,000	140,000	210,000
	2/1/13	(5)				30,000	—	27.83	562,335
	4/1/13	(6)				—	27,500	39.02	765,504
Martha Carter			89,600	112,000	168,000
	2/1/13	(5)				25,000		27.83	468,613
	4/1/13	(6)				—	20,000	39.02	556,730
Craig Fraser			108,800	136,000	306,000
	2/1/13	(5)
						30,000	—	27.83	562,335
	4/1/13	(6)				—	27,500	39.02	765,504
Mark Sumeray			121,600	152,000	228,000
	1/2/13	(7)				20,000	—	27.24	415,714
	2/1/13	(5)				30,000	—	27.83	562,335
	4/1/13	(8)				21,875	—	39.02	647,904
	4/1/13	(6)				—	27,500	39.02	765,504

(1)	Represents the 2013 threshold annual cash bonus, which is 80% of the target annual cash bonus. The actual 2013 cash bonus payments are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)	Represents the 2013 target annual cash bonus. The target is based on a percentage of 2013 base salary, as set forth in the Compensation Discussion and Analysis section of this proxy statement. The actual 2013 cash bonus payments are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(3)	Represents the 2013 maximum annual cash bonus. Mr. Beer’s annual cash bonus is tied 100% to achievement of our corporate goals, which is capped at 150% of target. The maximum annual cash bonus in 2013 was 150% of target annual cash bonus for all other named executive officers, with the exception of Mr. Fraser, whose pre-determined 2013 maximum annual cash bonus was 225% of his target annual cash bonus, given the importance of the commercial launch of JUXTAPID in the U.S. The actual 2013 cash bonus payments are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(4)	Represents the grant date fair value using the Black-Scholes option-pricing model in accordance with ASC Topic 718. In determining the Black-Scholes value, we used the assumptions described in the notes to the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. The grant date values of LTIP awards have been determined assuming the highest level of performance conditions associated with such awards will be achieved.
(5)	Represents an LTIP award that vests in its entirety upon the achievement of specified performance goals during a three-year performance cycle from 2013-2015. The performance goals for these awards consist of cumulative net revenues, average market capitalization, international regulatory approvals of lomitapide, and progress of clinical study in Japan.

(6)	The options vest in equal monthly installments over a four-year period commencing immediately after the grant date.
(7)	Represents an option to purchase 20,000 shares of common stock that will vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients.
(8)	Represents an option to purchase 21,875 shares of common stock that will vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients.

Outstanding Equity Awards at Year-End

The following table sets forth certain information with respect to outstanding options held by our named executive officers at December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date
Current Officers
Marc Beer	576,212	(1)	166,061	—		$1.54	9/15/2020
	71,875	(2)	43,125	—		$17.64	6/1/2021
	—		—	120,000	(3)	$15.95	1/23/2022
	38,958	(4)	46,042	—		$17.30	2/1/2022
	—		—	157,500	(5)	$27.83	2/1/2023
	17,500	(6)	87,500	—		$39.02	4/1/2023
Mark Fitzpatrick	84,150	(7)	115,500	—		$17.64	6/1/2021
	—		—	65,000	(3)	$15.95	1/23/2022
	—		—	30,000	(5)	$27.83	2/1/2023
	4,583	(6)	22,917	—		$39.02	4/1/2023
Martha Carter	74,739	(8)	52,261	—		$14.84	3/2/2021
	15,625	(9)	14,375	—		$13.01	11/1/2021
	—		—	65,000	(3)	$15.95	1/23/2022
	—		—	25,000	(5)	$27.83	2/1/2023
	3,333	(6)	16,667	—		$39.02	4/1/2023
Craig Fraser	27,583	(10)	47,917	—		$13.01	11/1/2021
	—		—	45,000	(3)	$15.95	1/23/2022
	7,812	(11)	17,188	—		$14.51	9/4/2022
	—		—	30,000	(5)	$27.83	2/1/2023
	4,583	(6)	22,917	—		$39.02	4/1/2023
Mark Sumeray	25,417	(12)	84,583	10,000		$13.01	11/1/2021
	—		—	65,000	(3)	$15.95	1/23/2022
	—		—	20,000	(8)	$27.24	1/2/2023
	—		—	30,000	(5)	$27.83	2/1/2023
	4,583	(6)	22,917	—		$39.02	4/1/2023
	—		—	21,875	(13)	$39.02	4/1/2023

(1)	Represents an option to purchase 885,653 shares of our common stock granted to Mr. Beer on September 15, 2010, of which 143,380 were exercised in 2013. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(2)	Represents an option to purchase 115,000 shares of common stock granted to Mr. Beer on June 1, 2011. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(3)	Represents an LTIP award granted in 2012 that will vest in its entirety upon the achievement of specified performance goals, as generally described in the Compensation Discussion and Analysis section of this Proxy Statement.
(4)	Represents an option to purchase 85,000 shares of common stock granted to Mr. Beer on February 1, 2012. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.

(5)	Represents an LTIP award granted in 2013 that will vest in its entirety upon the achievement of specified performance goals, as generally described in the Compensation Discussion and Analysis section of this Proxy Statement.
(6)	Represents an annual grant of options on April 1, 2013 to purchase shares of common stock that vests in equal monthly installments over four years
(7)	Represents an option to purchase 220,000 shares of common stock granted to Mr. Fitzpatrick on June 1, 2011, of which 20,350 were exercised in 2013. The option vests as follows: 132,000 options vest in equal monthly installments over a four-year period that commenced immediately after the grant date and 88,000 options vest in equal monthly installments over a four-year period that commenced on December 21, 2012, the date of marketing approval for JUXTAPID by the FDA.
(8)	Represents an option to purchase 132,000 shares of common stock granted to Ms. Carter on March 1, 2011, of which 5,000 were exercised in 2013. The shares underlying this option vest as follows: 88,000 vest in equal monthly installments over a four-year period that commenced immediately after the grant date; and 44,000 options vest in equal monthly installments over a four-year period that commenced on the submission of the New Drug Application and Marketing Authorization Application for lomitapide to the FDA and EMA on February 29, 2012 and March 2, 2012, respectively.
(9)	Represents an option to purchase 30,000 shares of common stock granted to Ms. Carter on November 1, 2011. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(10)	Represents an option to purchase 100,000 shares of common stock granted to Mr. Fraser on November 1, 2011, of which 24,500 were exercised in 2013. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(11)	Represents an option to purchase 25,000 shares of common stock granted to Mr. Fraser on September 4, 2012. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(12)	Represents an option to purchase up to 180,000 shares of common stock granted to Dr. Sumeray on November 1, 2011, of which 40,000 were exercised in 2013. The shares underlying this option vest as follows: 100,000 options vest 1/24 on the grant date with the remainder vesting in equal monthly installments over a 46-month period that commenced immediately after the grant date; 30,000 options vest in equal monthly installments over a four-year period that commenced on December 21, 2012, the date of marketing approval for JUXTAPID by the FDA; 20,000 options vest in equal monthly installments over a four-year period that commenced on July 31, 2013, the date of marketing approval for lomitapide by the EMA; 20,000 options were to vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of familial chylomicromenia, or FC; and 10,000 options vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric patients. On January 2, 2013, this option grant was amended to cancel the FC portion of the option and replace it with an option to purchase 20,000 shares of common stock that will vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients.
(13)	Represents an option to purchase 21,875 shares of common stock that will vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients.

Option Exercises

The following table provides information regarding the exercise of options with respect to our named executive officers during 2013. We have intentionally omitted columns regarding the vesting of restricted stock, as to date we have not issued grants of restricted stock to any of our named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise (1)
Current Officers
Marc Beer	143,380	(2)	$12,201,534
Mark Fitzpatrick	20,350	(3)	1,491,916
Martha Carter	5,000		339,851
Craig Fraser	24,500		1,890,100
Mark Sumeray	40,000		2,188,470

(1)	Value realized on exercising is computed by multiplying the aggregate number of shares by the amount by which the closing price of our common stock on the exercise date exceeded the option’s exercise price.
(2)	Of the number of shares Mr. Beer acquired upon exercise, he sold 100,000 and held 43,380 shares.
(3)	Of the number of shares Mr. Fitzpatrick acquired upon exercise, he sold 15,000 shares and held 5,350 shares.

Employment Agreements and Severance Agreements with Named Executive Officers

Marc Beer. In August 2010, we entered into an employment agreement with Mr. Beer for the position of Chief Executive Officer. Mr. Beer’s employment agreement provided that he would receive a specified base salary and a merit bonus of a defined percentage of his base salary. Effective January 1, 2014, Mr. Beer’s base salary, which is reviewed annually and is subject to increase but not decrease, was increased to $635,000 per year. Mr. Beer is also eligible for an annual merit bonus of up to 70% of his base salary, payable at the discretion of our Board of Directors or the Compensation Committee. Mr. Beer’s employment agreement provided for him to receive a stock option award to purchase a fixed number of shares of common stock representing approximately 6.5% of the total number of shares of our outstanding capital stock, on an as-converted basis, anticipated to be outstanding immediately prior to our initial public offering. For purposes of determining the shares subject to this stock option award, certain estimates and assumptions were mutually agreed upon by us and Mr. Beer. Mr. Beer is eligible to participate in our employee benefit plans to the extent he is eligible for those plans, on the same terms as similarly-situated executive officers of the Company.

Mr. Beer’s employment agreement also provides that, subject to nomination, election and removal procedures, he will serve on our Board of Directors for as long as he is our Chief Executive Officer.

If Mr. Beer terminates his employment for good reason (as defined in his employment agreement) or if we terminate his employment without cause (as defined in his employment agreement), he is entitled to receive as severance compensation 12 months’ base salary continuation, which will be reduced by any compensation that Mr. Beer receives from another employer within 12 months of his separation, continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 12 months after the date on which his employment terminates and the date he becomes re-employed with substantially comparable benefits and 25% acceleration of any unvested equity incentive awards. These payments and benefits are conditioned upon his execution of a separation agreement that includes a general release within 35 days of his termination and his compliance with certain restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants.

If within 18 months of a change in control (as defined in his employment agreement), Mr. Beer’s employment is terminated without cause or he terminates his employment for good reason, he will be entitled to a severance payment of (1) 1.5 times the sum of his base salary plus his bonus payment for the prior year, (2) continuation of health benefits with the Company continuing to pay its portion of the premiums until the earlier of the date that is 18 months after the date on which his employment terminates and the date he becomes re-employed with substantially comparable benefits, and (3) 100% acceleration of any unvested equity incentive awards.

Mark Fitzpatrick. In May 2011, we entered into an employment agreement with Mr. Fitzpatrick for the position of Chief Financial Officer. Mr. Fitzpatrick’s employment agreement provided that he would receive a specified base salary and merit bonus of a defined percentage of his base salary. Effective January 1, 2014, Mr. Fitzpatrick’s base salary, which is reviewed annually, was increased to $370,500 per year. Mr. Fitzpatrick is also eligible for an annual merit bonus of up to 45% of his base salary, with the actual amount of any such bonus determined by the Compensation Committee and Chief Executive Officer at their discretion based upon corporate performance, Mr. Fitzpatrick’s achievement of a series of performance milestones and such other factors as the Compensation Committee, in its discretion, may deem appropriate. Mr. Fitzpatrick’s employment agreement also provided for the payment to him of a one-time signing bonus of $25,000, subject to repayment provisions that have lapsed.

Under his employment agreement, Mr. Fitzpatrick received a stock option award to purchase 220,000 shares of common stock, with 132,000 of such shares to vest in equal monthly installments over a four-year period commencing immediately after the grant date, and 88,000 of such shares to vest in equal monthly installments over a four-year period that commenced upon the date of marketing approval for JUXTAPID by the FDA. Mr. Fitzpatrick is eligible to participate in our employee benefit plans to the extent he is eligible for those plans, on the same terms as similarly situated employees of the Company.

If Mr. Fitzpatrick terminates his employment for good reason (as defined in his employment agreement) or if we terminate his employment without cause (as defined in his employment agreement), he will be entitled to receive as severance compensation 12 months’ base salary continuation, which will be reduced dollar for dollar by any compensation that Mr. Fitzpatrick receives from another employer within 12 months of his separation, and continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 12 months after the date on which his employment terminates and the date he becomes re-employed and eligible for health and/or dental insurance. These payments and benefits are conditioned upon his execution of a separation agreement that includes a general release of claims in a form acceptable to the Company and his compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

If, within 18 months of a sale event (as defined in the 2010 Option Plan), Mr. Fitzpatrick’s employment terminated without cause or he terminates his employment for good reason, in addition to the severance benefits described in the preceding paragraph, he will be entitled to receive 100% acceleration of any unvested equity incentive awards.

Martha Carter. In February 2011, we entered into an employment agreement with Ms. Carter for the position of Chief Regulatory Officer and Senior Vice President. Ms. Carter’s employment agreement provided that she would receive a specified base salary and merit bonus of a defined percentage of her base salary. Effective January 1, 2014, Ms. Carter’s base salary, which is reviewed annually, was increased to $340,000 per year. Ms. Carter is also eligible for an annual merit bonus of up to 30% of her base salary, with the actual amount of any such bonus determined by our Board of Directors and Chief Executive Officer at their discretion based upon corporate performance, Ms. Carter’s achievement of a series of performance milestones, and such other factors as our Board of Directors, in its discretion, may deem appropriate. Ms. Carter’s employment agreement also provided for the payment to her of cash milestone bonus payments equal to 5% of her base salary upon the occurrence of each of the following milestone events: (i) approval of lomitapide by the FDA, and (ii) approval of lomitapide by the EMA (collectively, the “Milestone Bonus Payments”). The Milestone Bonus Payments have been paid to Ms. Carter.

Under her employment agreement, Ms. Carter received a stock option award to purchase 132,000 shares of common stock, with 88,000 of such shares to vest in equal monthly installments over a four-year period commencing immediately after the grant date, and 44,000 of such shares to vest in equal monthly installments over a four-year period commencing upon submission of the New Drug Application, or NDA, and Marketing Authorization Application, MAA, for lomitapide to the FDA and EMA, respectively. Ms. Carter is eligible to participate in our employee benefit plans to the extent she is eligible for those plans, on the same terms as similarly situated employees of the Company.

If Ms. Carter terminates her employment for good reason (as defined in her employment agreement) or if we terminate her employment without cause (as defined in her employment agreement), she will be entitled to receive as severance compensation 12 months’ base salary continuation, which will be reduced dollar for dollar by any compensation that Ms. Carter receives from another employer within 12 months of her separation, and continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 12 months after the date on which her employment terminates and the date she becomes re-employed and eligible for health and/or dental insurance. These payments and benefits are conditioned upon her execution of a separation agreement that includes a general release of claims in a form acceptable to the Company and her compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

If, within 18 months of a sale event (as defined in the 2010 Option Plan), Ms. Carter’s employment is terminated without cause or she terminates her employment for good reason, in addition to the severance benefits described in the preceding paragraph, she will be entitled to receive 100% acceleration of any unvested equity incentive awards

Craig Fraser. In November 2011, we entered into an employment agreement with Mr. Fraser for the position of President, U.S. Mr. Fraser was promoted to President, U.S. Commercial & Global Manufacturing and Supply Chain, in September 2012. Mr. Fraser’s employment agreement provided that he would receive a specified base salary and merit bonus of a defined percentage of his base salary. Effective January 1, 2014, Mr. Fraser’s base salary, which is reviewed annually, was increased to $365,000 per year. Mr. Fraser is also eligible for an annual merit bonus of up to 45% of his base salary, with the actual amount of any such bonus determined by our Board of Directors and Chief Executive Officer at their discretion based upon corporate performance, Mr. Fraser’s achievement of a series of performance milestones and such other factors as our Board of Directors, in its discretion, may deem appropriate. Mr. Fraser’s employment agreement also provided for the payment to him of a one-time signing bonus of $60,000, which was subject to repayment provisions that have lapsed.

Under his employment agreement, Mr. Fraser received a stock option award to purchase 100,000 shares of common stock, with such shares to vest in equal monthly installments over a four-year period commencing immediately after the grant date. Mr. Fraser is eligible to participate in our employee benefit plans to the extent she is eligible for those plans, on the same terms as similarly situated employees of the Company.

If Mr. Fraser terminates his employment for good reason (as defined in his employment agreement) or if we terminate his employment without cause (as defined in his employment agreement), he will be entitled to receive as severance compensation 6 months’ base salary continuation, which will be reduced dollar for dollar by any compensation that Mr. Fraser receives from another employer within 6 months of his separation, and continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 6 months after the date on which his employment terminates and the date he becomes re-employed and eligible for health and/or dental insurance. These payments and benefits are conditioned upon his execution of a separation agreement that includes a general release of claims in a form acceptable to the Company and his compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

If, within 18 months of a sale event (as defined in the 2010 Option Plan), Mr. Fraser’s employment is terminated without cause or he terminates his employment for good reason, in addition to the severance benefits described in the preceding paragraph, he will be entitled to receive 100% acceleration of any unvested equity incentive awards.

Mark Sumeray. In August 2011, we entered into an employment agreement with Dr. Sumeray for the position of Chief Medical Officer. Dr. Sumeray’s employment agreement provided that he would receive a specified base salary and merit bonus of a defined percentage of his base salary. Effective January 1, 2014, Dr. Sumeray’s base salary was $405,000 per year and Dr. Sumeray is also eligible for a merit bonus of up to 45% of his base salary, with the actual amount of any such bonus determined by our Board of Directors and Chief Executive Officer at their discretion based upon corporate performance, Dr. Sumeray’s achievement of a series of performance milestones and such as other factors as our Board of Directors, in its discretion, may deem appropriate. Dr. Sumeray’s employment agreement also provided for the payment to him of a one-time signing bonus of $60,000, which was subject to repayment provisions that have lapsed.

Under his employment agreement, Dr. Sumeray received, until December 31, 2013, a housing allowance of up to $3,675 per month for an apartment in the Cambridge, Massachusetts area, which allowance was subject to assessment by us from time to time at our discretion. This housing allowance was eligible to be grossed up to a maximum of $5,145 per month to help offset a portion of Dr. Sumeray’s tax liabilities relating to such housing allowance. We also agreed to reimburse Dr. Sumeray’s travel expenses directly related to his commuting to the Cambridge, Massachusetts area, which reimbursements are also eligible to be grossed up to a maximum of 40% of the aggregate amount of such expenses, on a quarterly basis, to help offset Dr. Sumeray’s tax liabilities associated with such travel reimbursements. We agreed to provide these benefits through December 31, 2013 and, after that, to cover reasonable expenses related to his relocation to Cambridge.

Under his employment agreement, Dr. Sumeray received a stock option award to purchase 180,000 shares of our common stock under the 2010 Option Plan, with 100,000 of such shares to commence vesting upon the grant date and 80,000 of such shares to commence vesting in four tranches commencing upon the achievement of specific milestones. As approved by our Board of Directors, the options to purchase 100,000 of such shares commenced vesting in installments over a 46-month period, with 1/24 of such shares vesting on the grant date and the remainder of the shares vesting in 46 equal monthly installments over the 46-month period commencing immediately after the grant date, and the options to purchase 80,000 of such shares to vest upon the achievement of certain performance objectives, as set forth in Footnote 7 to the “Outstanding Equity Awards at Year-End” table in this proxy statement.

If Dr. Sumeray terminates his employment for good reason (as defined in his employment agreement) or if we terminate his employment without cause (as defined in his employment agreement), he is entitled to receive as severance compensation 12 months’ base salary continuation, which will be reduced dollar for dollar by any compensation that Dr. Sumeray receives from another employer within 12 months of his separation, and continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 12 months after the date on which his employment terminates and the date he becomes re-employed and eligible for health and/or dental insurance. These payments and benefits are conditioned upon his execution of a separation agreement that includes a general release of claims in a form acceptable to the Company and his compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

If, within 18 months of a sale event (as defined in the 2010 Option Plan), Dr. Sumeray is terminated without cause or he terminates his employment for good reason, in addition to the severance benefits described in the preceding paragraph, he will be entitled to 100% acceleration of any unvested equity incentive awards.

Potential Payments Upon Termination or Change-in-Control

The table below reflects, as applicable, cash severance, option acceleration, continuation of health benefits, and accrued vacation benefits payable to our named executive officers (1) in connection with the termination of his or her employment relationship without cause or resignation for good reason and (2) in connection with termination without cause or resignation for good reason following a sale event or a change in control, as applicable, in each case, and assuming that the triggering event took place on December 31, 2013. See also “—Employment Agreements and Severance Agreements with Executive Officers.”

Name	Benefit	Termination without Cause		Resignation for Good Reason		Termination without Cause in Connection with Sale Event or Change in Control		Resignation for Good Reason in Connection with Sale Event or Change in Control
Current Officers
Marc Beer	Cash Severance	$584,200	(1)	$584,200	(1)	$1,445,895	(2)	$1,445,895	(2)
	Option Acceleration	10,610,089	(3)	10,610,089	(3)	42,440,358	(4)	42,440,358	(4)
	Health Benefits	18,903	(5)	18,903	(5)	28,355	(6)	28,355	(6)
	Accrued Vacation Pay (7)	2,434		2,434		2,434		2,434
Mark Fitzpatrick	Cash Severance	$350,000	(1)	$350,000	(1)	$350,000	(1)	$350,000	(1)
	Option Acceleration	—		—		12,845,041	(4)	12,845,041	(4)
	Health Benefits	18,978	(5)	18,978	(5)	18,978	(5)	18,978	(5)
	Accrued Vacation Pay (7)	14,583		14,583		14,583		14,583
Martha Carter	Cash Severance	$320,000	(1)	$320,000	(1)	$320,000	(1)	$320,000	(1)
	Option Acceleration	—		—		9,232,763	(4)	9,232,763	(4)
	Health Benefits	13,201	(5)	13,201	(5)	13,201	(5)	13,201	(5)
	Accrued Vacation Pay (7)	12,714		12,714		12,714		12,714
Craig Fraser	Cash Severance	$170,000	(8)	$170,000	(8)	$170,000	(8)	$170,000	(8)
	Option Acceleration	—		—		9,668,147	(4)	9,668,147	(4)
	Health Benefits	1,096	(9)	1,096	(9)	1,096	(9)	1,096	(9)
	Accrued Vacation Pay (7)	25,283		25,283		25,283		25,283
Mark Sumeray	Cash Severance	$380,000	(1)	$380,000	(1)	$380,000	(1)	$380,000	(1)
	Option Acceleration	—		—		16,132,691	(4)	16,132,691	(4)
	Health Benefits	18,978	(5)	18,978	(5)	18,978	(5)	18,978	(5)
	Accrued Vacation Pay (7)	21,923		21,923		21,923		21,923

(1)	Represents 12 months continuation of such executive’s base salary as in effect at December 31, 2013.
(2)	Represents 1.5 times the sum of $584,200, Mr. Beer’s base salary as in effect at December 31, 2013, plus $569,595, which represents Mr. Beer’s 2013 bonus.
(3)	Represents the in-the-money value of 25% of the unvested portion of Mr. Beer’s equity awards as of December 31, 2013. The value is calculated by multiplying the number of shares subject to such 25% acceleration by the amount by which $70.96, the closing price of our common stock on December 31, 2013, exceeds the exercise price of the applicable equity award.
(4)	Represents the in-the-money value of 100% of the unvested portion of such executive’s equity awards as of December 31, 2013. The value is calculated by multiplying the number of shares subject to such 100% acceleration by the amount by which $70.96, the closing price of our common stock on December 31, 2013, exceeds the exercise price of the applicable equity award.
(5)	Represents 12 months continuation of the executive’s employee benefits, including health insurance and other benefits.
(6)	Represents 18 months continuation of the executive’s employee benefits, including health insurance and other benefits.
(7)	Represents the monetary value of the executive’s accrued but unused vacation as of December 31, 2013.
(8)	Represents 6 months continuation of such executive’s base salary as in effect at December 31, 2013.
(9)	Represents 6 months continuation of the executive’s employee benefits, including health insurance and other benefits.

The 2010 Option Plan provides that upon the effective time of a “sale event” (as defined below), except as otherwise provided in an award agreement, all awards under the 2010 Option Plan will automatically terminate, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. In the event of such termination, all options and stock appreciation rights will become fully exercisable as of the effective time of the sale event and all other awards will become fully vested and nonforfeitable as of the effective time of the sale event, except as the administrator may otherwise specify with respect to particular awards, and any awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the administrator’s discretion. In the event of such termination, participants holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights prior to the sale event. In addition, in the case of a sale event in which our stockholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights. Under the 2010 Option Plan, a sale event is defined as the consummation of:

•	the sale of all or substantially all of our assets and our subsidiaries on a consolidated basis to an unrelated person or entity;

•	a merger, reorganization or consolidation in which the outstanding shares of our Common Stock are converted into or exchanged for securities of the successor entity and the holders of our outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or

•	the sale of all or a majority of our stock to an unrelated person or entity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons holding more than 10% of our common stock to file initial reports of beneficial ownership and changes in beneficial ownership of our securities. Based solely on information provided to us by our directors and executive officers, we believe that, during 2013, all such parties timely filed all reports they were required to file under Section 16(a).

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2013 relating to our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity plans approved by security holders (1)	4,536,905	(2)	$18.55	(3)	1,271,411	(4)
Equity plans not approved by security holders (5)	635,726		$52.48		1,318,635

Total	5,172,631		$22.72		2,590,046

(1)	Consists of the 2010 Option Plan and the 2006 Option Plan. We stopped making awards under the 2006 Option Plan as of the approval of the 2010 Option Plan in October 2010.
(2)	Consists of stock options covering 4,526,942 shares of common stock and restricted stock awards covering 9,963 shares.
(3)	The weighted-average exercise price includes all outstanding stock options, but does not include restricted stock awards which do not have an exercise price.
(4)	Consists of shares available under the 2010 Option Plan. The shares reserved for issuance under the 2010 Plan are automatically increased by 4% as of January 1 of each year.
(5)	Consists of our Inducement Award Stock Option Plan used exclusively for the grant of options to new employees. In October 2013, the Compensation Committee of the Company’s Board of Directors approved an amendment to the Inducement Award Stock Option Plan to reserve an additional 1,000,000 shares of common stock. All of the information in this row relates to stock option awards, the only type of equity awards that we can issue under the Inducement Award Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2013, we have not engaged in any “related person” transactions with our directors, executive officers or holders of 5% or more of our voting securities, affiliates or any member of the immediate family of the foregoing persons.

Policies for Approval of Related Person Transactions

Our Board of Directors reviews and approves any transaction between the Company and any director, officer or holder of 5% or more of our voting securities, or their respective affiliates, each, a related person. We have adopted a related person transaction approval policy that governs the review of related person transactions. Pursuant to this policy, if we want to enter into a transaction with a related person, our general counsel will review the proposed transaction to determine, based on applicable NASDAQ Rules and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or Board of Directors. If pre-approval is required, such matters will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. We may not enter into a related person transaction unless our general counsel has either specifically confirmed in writing that no further reviews are necessary or that all requisite corporate approvals have been obtained.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors has voted to nominate Dr. Sol Barer and Dr. Antonio Gotto for election as Class I directors at the Annual Meeting, each to serve for a term of three years until the 2017 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Dr. Sol Barer and Dr. Antonio Gotto as Class I directors. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board of Directors may recommend in his or her place. We have no reason to believe that either nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted at the Annual Meeting is required to elect each nominee as a director.

Our Board of Directors recommends a vote “FOR” the election of each of Dr. Sol Barer and Dr. Antonio Gotto as a Class I director, and proxies solicited by the Company will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The vote on Proposal No. 2 is not intended to address a specific element of compensation. Instead, the vote relates to the compensation of our named executive officers, as described in this proxy statement.

Our Board of Directors is asking stockholders to support this Proposal No. 2 by casting a non-binding, advisory vote “FOR” the compensation paid to our named executive officers in 2013, based on the disclosure set forth in this proxy statement pursuant to the compensation disclosure rules of Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables, and related narrative discussion, which, among other things, demonstrates our:

•	commitment to pay for performance and fair, equitable and competitive compensation for our named executive officers;

•	utilization of appropriate peer group data and other sources to inform our compensation decisions, which are based on appropriate and independent decision-making processes;

•	alignment of named executive officer compensation with the achievement of individual and corporate objectives designed to promote the creation and protection of value for stockholders;

•	differentiation of compensation to individual named executive officers based on their overall contributions to the Company’s success; and

•	use of short- and long-term incentive compensation programs that are designed to attract and retain high-quality executive officers and motivate high performance at the individual and corporate levels.

Although the say-on-pay vote we are asking you to cast is non-binding, our Board of Directors and the Compensation Committee value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Approval of the advisory vote on the compensation of our named executive officers requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “FOR” this Proposal No. 2. This vote is non-binding. We currently hold our say-on-pay vote every three years. The next advisory vote on the compensation of our named executive officers will occur no later than 2017.

Our Board of Directors recommends a vote “FOR” the advisory vote to approve the compensation of our named executive officers.

PROPOSAL NO. 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014 for ratification by the stockholders at the Annual Meeting. Neither our by-laws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during 2014 if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Ratification of the selection of Ernst & Young LLP requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “For” this Proposal No. 3. An abstention vote will have the same effect as a vote “Against” this Proposal No. 3. Discretionary votes by banks, brokers and other nominees on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit and our financial statements. The Audit Committee has also reviewed the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee has reviewed with Ernst & Young LLP its independence from the Company.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee unanimously recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

By the Audit Committee of the Board of Directors of Aegerion Pharmaceuticals, Inc.

Anne VanLent, Chair of the Audit Committee

Paul G. Thomas

Sandford D. Smith

This report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Fees and Services of Ernst & Young LLP

The following sets forth fees billed for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2013 and December 31, 2012:

Fee Category	Year Ended December 31, 2013	Year Ended December 31, 2012
Audit Fees	$467,500	$388,593
Audit-Related Fees	90,000	—
Tax Fees	110,615	105,905

Total Fees	$668,115	$494,498

The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Service, or the Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services to be performed by the independent registered accounting firm may be pre-approved. Unless a type of service has been pre-approved pursuant to the Pre-Approval Policy, it must be separately pre-approved by the Audit Committee or the Chair of the Audit Committee before it may be provided by the independent registered accounting firm. Pursuant to the Pre-Approval Policy, certain audit services, audit-related services, tax services and other services have been pre-approved by the Audit Committee. Below is a brief summary of each category of services and the types of services that the Audit Committee has pre-approved in such category.

Audit services are services necessary for the audit of our annual financial statements and the review of our quarterly financial statements and services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are traditionally performed by the independent auditor.

Tax services are professional services rendered for tax compliance, tax advice and tax planning. Services include tax services related to U.S. federal, state and local tax planning and advice and compliance, international tax planning and compliance, review of federal, state, local and international income, franchise and other tax reports and licensing or purchase of income tax preparation software from the independent registered accounting firm, provided the functionality is limited to preparation of tax returns.

Other services are services other than audit, audit-related or tax services that are routine and recurring services that would not impair the independence of the auditor.

All of the services performed by the independent registered accounting firm that were performed in our fiscal years ended December 31, 2013 and December 31, 2012 were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy materials for the 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholders’ proposals must be received by us at our principal executive offices at 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142 no later than December 31, 2014. Proposals received after that date will not be considered for inclusion in the Company’s proxy materials for the 2015 annual meeting.

Stockholders who intend to present a proposal or nominate a director at the 2015 Annual Meeting of Stockholders without inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance written notice of such proposal to us, at the address listed in the following paragraph, not earlier than February 25, 2015 and not later than March 27, 2015; provided, however, that in the event that the date of the 2015 Annual Meeting of Stockholders is more than thirty (30) days before or more than sixty (60) days after the anniversary date of this year’s annual meeting of stockholders, or if no annual meeting of stockholders were held for 2014, notice by the stockholder to be timely must be delivered not earlier than the close of business on the ninetieth (90th) day prior to the 2015 Annual Meeting of Stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2015 Annual Meeting of Stockholders or the tenth (10th) day following the day on which we first make a public announcement of the date of the 2015 Annual Meeting of Stockholders.

All stockholder proposals should be delivered to the attention of our Secretary, c/o Aegerion Pharmaceuticals, Inc., 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142. We suggest that proposing stockholders submit his or her proposals by certified mail, return receipt requested. We advise you to review our Amended and Restated By-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If a proposal is received on a timely basis and properly comes before the meeting, management may still exercise discretionary voting authority on the proposal in connection with proxies solicited by the Company for the meeting under circumstances consistent with the proxy rules of the SEC.

HOUSEHOLDING OF MEETING MATERIALS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial owners of our common stock who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notice for all beneficial owners of our common stock having that address. This procedure will reduce our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact the Investor Relations Department at 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142, or e-mail Investor Relations at investorrelations@aegerion.com. We will respond promptly to such requests.

For those beneficial owners who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those beneficial owners notifies us, in the same manner described above, that they wish to receive a printed copy for each beneficial owners at that address.

GENERAL

Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Anne Marie Cook
Anne Marie Cook Senior Vice President, General Counsel and Secretary Aegerion Pharmaceuticals, Inc.

REVOCABLE PROXY AEGERION PHARMACEUTICALS, INC.

YOUR VOTE IS IMPORTANT!

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.     By Telephone (using a Touch-Tone Phone); or

2.     By Internet; or

3.     By Mail.

To Vote by Telephone:

Call 1-855-668-4183 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., June 25, 2014.

To Vote by Internet:

Go to http://www.rtcoproxy.com/aegr prior to 3 a.m., June 25, 2014.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

	Please check this box if you plan to attend the Annual Meeting of Shareholders	☐
	Mark here for address change and note change.	☐

Annual Meeting Materials are available at: http://www.rtcoproxy.com/aegr

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE

			For	Withhold	For All Except			For	Against	Abstain
1.	Election of two Class I Directors:		☐	☐	☐	2.	Approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	☐	☐	☐
	(1) Sol J. Barer, Ph.D.	(2) Antonio Gotto, Jr., M.D., D. Phil
The Board of Directors recommends a vote “FOR” the proposal.

						3.	To ratify the appointment of Ernst & Young LLP as Aegerion Pharmaceuticals, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.						The Board of Directors recommends a vote “FOR” the proposal.

						4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the nominees.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above
Please sign your name exactly as it appears on the stock certificate. All of several joint owners should sign. Fiduciaries should give full title.

AEGERION PHARMACEUTICALS, INC. – ANNUAL MEETING, JUNE 25, 2014

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.rrdezproxy.com/2014/Aegerion

You can vote in one of three ways:

1.	Call toll free 1-855-668-4183 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.rtcoproxy.com/aegr and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

AEGERION PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 25, 2014

9:00 a.m. (EDT)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby makes, constitutes and appoints Mark J. Fitzpatrick and Anne Marie Cook, or either one of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all shares of Common Stock of Aegerion Pharmaceuticals, Inc. held of record by the undersigned on April 28, 2014, at the Annual Meeting of Stockholders to be held at One Main Street, East Arcade Conference Center, Cambridge, MA 02142, on Wednesday, June 25, 2014, at 9:00 a.m. (EDT), or any adjournment or postponement thereof, for the following purposes:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2 AND ITEM 3.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.